UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Manitowoc Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 22, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of The Manitowoc Company, Inc., which will be held at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, on Tuesday, May 7, 2013, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The approval of the Company’s 2013 Omnibus Incentive Plan.

3.	The approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.	An advisory vote to approve the compensation of the Company’s named executive officers.

6.	Such other business as may properly come before the Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a three-year term expiring at the Annual Meeting of Shareholders in 2016;

•	FOR approval of the Company’s 2013 Omnibus Incentive Plan;

•	FOR approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

Whether or not you are able to attend the 2013 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 26, 2013.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that notice, you may view the proxy materials online at www.proxydocs.com/mtw and you may also access and complete the proxy card online at www.proxypush.com/mtw. Or if you prefer, you may obtain a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.investorelections.com/mtw, by phone at 1-866-648-8133, or by email at paper@investorelections.com.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending in person.

Sincerely,

Glen E. Tellock

Chairman and CEO

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

March 22, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Tuesday, May 7, 2013.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at www.proxydocs.com/mtw.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 26, 2013 to facilitate timely delivery.

To the Shareholders of

THE MANITOWOC COMPANY, INC.

The Annual Meeting of the Shareholders of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 7, 2013
Meeting time:	9:00 a.m. Central Daylight Time
Meeting place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin 54220
Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxydocs.com/mtw
Request materials:	Internet: www.investorelections.com/mtw
Phone: 1-866-648-8133
Email: paper@investorelections.com

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To approve the Company’s 2013 Omnibus Incentive Plan.

3.	To approve an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.

4.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.	To consider an advisory vote to approve the compensation of our named executive officers.

6.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 28, 2013, are cordially invited to attend and are entitled to vote at the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to properly complete the proxy card online at www.proxypush.com/mtw or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or the email address noted above.

By Order of the Board of Directors

MAURICE D. JONES

Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 7, 2013, at the Holiday Inn Manitowoc, located at 4601 Calumet Avenue, Manitowoc, Wisconsin 54220, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 22, 2013.

Who can vote?

On February 28, 2013, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 133,249,188 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Instructions on how to vote are set forth in the proxy materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxypush.com/mtw. In order to vote online, a shareholder will need the Control Number provided to the shareholder with the Notice of Meeting. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

How to obtain meeting materials

All proxy materials for the 2013 Annual Meeting, including this Proxy Statement and the Annual Report to Shareholders, are available on the Internet at www.proxydocs.com/mtw. All shareholders have been separately provided with an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed in that notice on or before April 26, 2013 to facilitate timely delivery.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees, FOR approval of the Company’s 2013 Omnibus Incentive Plan, FOR an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the Internet pursuant to the Notice and Access rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (proposals 2 and 5), as well as the proposal to amend the Company’s Articles of Incorporation (proposal 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (proposal 4).

Required Vote

Proposal 1:    Election of Directors.    At this meeting, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes. At the 2013 Annual Meeting, our shareholders are being asked to approve an amendment to our Articles of Incorporation that would, if approved, allow for majority voting in future elections of directors; please see “Proposal 3 — Approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors” for more information.

Proposal 2:    Approval of the Company’s 2013 Omnibus Incentive Plan.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for approval of the Company’s 2013 Omnibus Incentive Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted

(whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of the Company’s 2013 Omnibus Incentive Plan.

Proposal 3:    An amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directions, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of an amendment to the Company’s Articles of Incorporation.

Proposal 4:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against ratification.

Proposal 5:    Advisory vote to approve the compensation of our named executive officers.    The affirmative vote of a majority of the votes cast on the proposal assuming a quorum is present is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the three directors named in the proposal; “FOR” approval of the Company’s 2013 Omnibus Incentive Plan; “FOR” an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and “FOR” approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The nominees to the Board are Joan K. Chow, Kenneth W. Krueger and Robert C. Stift. Information regarding each nominee and the other directors continuing in office is set forth below. If elected, Ms. Chow and Messrs. Krueger and Stift will each hold office for a three-year term expiring in 2016, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, he/she will resign from the Board at the first Annual Meeting held after reaching that age.

The election this year will be determined by a plurality of the votes duly cast. If proposal 3 is approved, in future years the election of directors will be determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

As also explained in the Corporate Governance Committee Report, in identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

A description of the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the nominees and each of the directors continuing in office should serve, or continue to serve, as a director of the Company follows the biographical information of each nominee and continuing director below.

The Board of Directors Recommends Election of the Three Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in 2016

Joan K. Chow, 52, has been a director of the Company since 2012 and serves as a member of the Company’s Audit Committee. Ms. Chow is the Executive Vice President and Chief Marketing Officer at ConAgra Foods, Inc. (NYSE: CAG). Con Agra Foods, headquartered in Omaha, NE, is one of North America’s leading packaged food companies with a focus of finding a better way to nourish the lives of consumers. Prior to her career at ConAgra, Ms. Chow was employed for nine years with Sears Holdings Corporation in various marketing positions of increasing responsibility, having served as Senior Vice President/Chief Marketing Officer of Sears Holdings Corporation immediately prior to taking a position with ConAgra. Prior to that, she served in executive positions with Information Resources Inc. and Johnson & Johnson Consumer Products, Inc. Ms. Chow currently serves on the Board of Feeding America, a leading hunger-relief charity in the United States.

Ms. Chow leads ConAgra’s global marketing team, including integrated marketing planning, advertising, social media, consumer insights, brand design, and multicultural marketing. Ms. Chow’s extensive leadership experience in marketing, advertising and consumer insight brings a valuable perspective to the Company’s Board of Directors.

Kenneth W. Krueger, 56, has been a director of the Company since 2004 and currently serves as Chairman of the Company’s Audit Committee. He previously served as a member of both the Audit and the Compensation Committees. Mr. Krueger was the Chief Operating Officer (5/06 to 8/09) and Executive Vice President (12/05 to 5/06) of Bucyrus International, Inc., a global leader in mining equipment manufacturing headquartered in South Milwaukee, WI (Bucyrus, formerly listed on NASDAQ: BUCY, was acquired by Caterpillar Inc.). Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (8/00-6/05) of A. O. Smith Corporation (NYSE: AOS), a global manufacturer of water heaters in Milwaukee, WI and the former Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (7/99-8/00), Eaton Corporation, Cleveland, OH (NYSE: ETN). Mr. Krueger serves as a director of Douglas Dynamics, Inc. (NYSE: PLOW) located in Milwaukee, WI.

Mr. Krueger joined The Manitowoc Company’s Board in 2004 with significant financial and accounting experience. At the time of Mr. Krueger’s appointment to the Board, he was serving as Senior Vice President and Chief Financial Officer of A.O. Smith Corporation. His experience and background in finance and accounting in a publicly traded manufacturing company made Mr. Krueger a strong candidate for the Board during a period when Sarbanes-Oxley legislation brought increased focus to accounting, auditing and internal controls. Since joining the Company’s Board, Mr. Krueger’s experience and skills expanded as a result of his service as an executive vice president and then as Chief Operating Officer of Bucyrus International, Inc. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, added to his experience in accounting and finance, makes him a valued adviser as a member of the Company’s Board of Directors and as the current Chairman of the Audit Committee.

Robert C. Stift, 71, has been a director of the Company since 1998 and currently serves as a member of the Company’s Compensation and Corporate Governance Committees. He served as chairman of the Company’s Audit Committee for six years until May 2011. Previous to that he also served as a member of the Corporate Governance and the Compensation Committees. Mr. Stift is the retired Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, located in Chatham, NJ, a manufacturer of industrial and consumer products.

Mr. Stift has many years of experience in senior management positions, having served as Group Vice President, Industrial Products, with Hanson Industries. Mr. Stift came to The Manitowoc Company’s Board with specific relevant experience in the cranes and lifting equipment industry, having served for many years as the chief executive officer of Grove Worldwide, a competitor of The Manitowoc Company’s crane segment. Subsequent to his tenure with Grove, Grove was acquired by The Manitowoc Company. Mr. Stift’s experience has also given him significant exposure to the multiple issues faced by a large manufacturing company. He puts that experience and expertise to use as he serves as a member of the Company’s Corporate Governance Committee.

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in 2014

Donald M. Condon, Jr., 63, has been a director of the Company since 2010 and serves on the Company’s Audit and Compensation Committees. Mr. Condon is the Senior Vice President (2006 to present), Corporate Business Development for Westlake Chemical Corporation (NYSE: WLK). Westlake Chemical Corporation owns and operates facilities for the manufacture of petrochemicals, plastics, and fabricated plastic products and is headquartered in Houston, TX. Prior to joining Westlake, Mr. Condon was Managing Director and Chief Executive Officer of Titan Chemicals Corp. Bhd. (2003 to 2006), one of the largest industrial companies on the Malaysian Stock Exchange (Bursa, Malaysia), which he led when it went public in 2005. Mr. Condon continued to serve as a director of Titan until November 2010. Prior to joining Titan, Mr. Condon was President and General Manager of Conoco Energy Ventures, Inc. (1998 to 2003) and held other positions of increasing responsibility with major energy and manufacturing companies.

Mr. Condon’s more than 35 years of senior executive and board experience in management, finance, strategy and corporate development in the chemical and energy industries make him a valuable contributor to The Manitowoc Company’s Board of Directors. Mr. Condon also currently serves as a board member of Cypress Interstate Pipeline LLC (a private company) and a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison. His executive and board member experience is augmented by the extensive international experience and by his educational degrees in economics, finance and personnel management.

Keith D. Nosbusch, 62, has been a director of the Company since 2003 and serves as a member of the Company’s Corporate Governance and Audit Committees. He served as chairman of the Company’s Corporate Governance Committee for six years, until May 2011. Previous to that he also served as a member of the

Company’s Compensation Committee. Mr. Nosbusch is the current Chairman (2/05 to present), President and Chief Executive Officer (2/04 to present) of Rockwell Automation, Inc. (NYSE: ROK). Rockwell Automation is a leading global provider of industrial automation power, control and information solutions, headquartered in Milwaukee, WI. Mr. Nosbusch is also a director of Rockwell Automation, Inc. (2/04 to present). He previously served as President, Control Systems, a business unit of Rockwell Automation, and as Senior Vice President of Rockwell Automation, Inc. (11/98-2/04).

As the current Chairman, President and CEO of Rockwell Automation, Inc., Mr. Nosbusch brings valuable experience to The Manitowoc Company Board of Directors. Mr. Nosbusch rose through management at Rockwell Automation having served in various positions including president of its control systems business unit. His current position as Chairman and CEO of Rockwell Automation gives him constant exposure to the issues facing leadership of a publicly-traded manufacturing company, including managing, monitoring and assessing enterprise risk and corporate governance. Mr. Nosbusch draws on his background and his real-time experience in advising the Company as a member of its Board of Directors.

Glen E. Tellock, 52, is the Chairman of the Board and the President and Chief Executive Officer of The Manitowoc Company, Inc. (May 2007 to present). He has been a director of the Company since 2007. He previously served as Senior Vice President (1999-2007), President of the Manitowoc Crane Group (2002-2007), and Chief Financial Officer (1999-2002) of the Company. Mr. Tellock also serves as an Emeritus Board member of the University of Wisconsin-Madison School of Business Dean’s Advisory Board, board member and former Chairman of the Association of Equipment Manufacturers (AEM), and a board member of Astec Industries, Inc. (NASDAQ: ASTE); he also serves on Astec Industries’ Audit Committee.

Mr. Tellock’s day-to-day leadership of The Manitowoc Company provides an invaluable contribution to the Company’s Board of Directors. Mr. Tellock joined the Company in 1991 as Director of Accounting, was promoted to Controller, then to Vice President of Finance and Treasurer and soon thereafter became the Senior Vice President and Chief Financial Officer of the Company. Mr. Tellock’s advancement in the Company continued as he was named President of the Company’s crane segment in 2002. He served in that role until he was named the Chief Executive Officer in 2007. Mr. Tellock’s over 20-year history with the Company in accounting, financial and operational roles, coupled with his service as a board member of another publicly-traded company as well as his service and leadership with manufacturing/industry associations, qualify Mr. Tellock for his role as Chairman of the Board.

Terms Expiring at the Annual Meeting to be Held in 2015

Roy V. Armes, 60, has been a director of the Company since 2010 and currently serves as Chairman of the Company’s Corporate Governance Committee. Mr. Armes serves as the Chairman of the Board (12/07 to present) and President and Chief Executive Officer (01/07 to present) of Cooper Tire & Rubber Company (NYSE: CTB). Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light and medium truck, motorcycle and racing tires. Prior to joining Cooper Tire & Rubber Company, Mr. Armes was employed for 31 years at Whirlpool Corporation, a manufacturer and marketer of major home appliances, serving in positions of increasing responsibility, including, Senior Vice President, Project Management Office; Corporate Vice President and General Director, Whirlpool Mexico; Corporate Vice President, Global Procurement Operations; President/Managing Director, Whirlpool Greater China; Vice President, Manufacturing Technology, Whirlpool Asia (Singapore); and Vice President, Manufacturing & Technology, Refrigeration Products, Whirlpool Europe (Italy).

Mr. Armes brings great experience to the Company’s Board with over 36 years of extensive senior executive experience at two global manufacturing companies. He has extensive experience in engineering, manufacturing, technology, global procurement, sales and marketing and international operations management. He also served as a board member of JLG Industries (2002-2006). This experience, together with Mr. Armes education and board member experience, qualify him to serve on the Company’s Board of Directors.

Cynthia M. Egnotovich, 55, has been a director of the Company since 2008 and currently serves as Chair of the Company’s Compensation Committee. Ms. Egnotovich is the President, Customer Service (2012 to present) of the Aerospace Systems of United Technologies Corporation (NYSE: UTX). United Technologies Corporation (UTC) is a diversified company that provides a broad range of high-technology products and services to the global aerospace and building systems industries. The UTC Aerospace Systems Customer Service organization is focused on program management of customer long-term agreements, sales and technical support. Previous to her position with UTC, Ms. Egnotovich was Vice President (2002 to 2012) of Goodrich Corporation (NYSE: GR) and Segment President, Nacelles and Interior Systems (2007 to 2012) of Goodrich Corporation. Goodrich Corporation was a leading aerospace manufacturer located in Charlotte, NC that was acquired by UTC in 2012. Ms. Egnotovich previously served as Segment President, Engine Systems (2005 to 2007); Segment President, Electronic Systems (2003 to 2005); and Segment President, Engine and Safety Systems (2002 to 2003), all at Goodrich Corporation. Prior to 2002, Ms. Egnotovich held other positions of increasing responsibility since joining Goodrich in 1986.

Ms. Egnotovich brings senior management, accounting, and financial controls experience to The Manitowoc Company’s Board of Directors. Ms. Egnotovich’s financial controls and accounting expertise had their foundation when she served as a financial analyst and then controller of a division of Goodrich. From there she moved to other positions of increasing responsibility, serving as president of various business segments within Goodrich, and now as President, Customer Service of UTC Aerospace System. Her background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make her well-suited to serve on The Manitowoc Company’s Board of Directors.

James L. Packard, 70, has been director of the Company since 2000 and currently serves as a member of the Company’s Compensation and Audit Committees. He most recently served as Chairman of the Company’s Compensation Committee for six years until May 2011. He also previously served as a member of the Company’s Audit Committee. He served as Executive Chairman (2005 to 2006), Chairman of the Board (1986 to 2005), President (1980-2002) and Chief Executive Officer (1984-2005) of Regal-Beloit Corporation (NYSE: RBC). Regal-Beloit Corporation is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. He is also a director of Clarcor, Inc. (NYSE: CLC), located in Nashville, TN (where he serves as chairman of the governance committee); First National Bank and Trust, located in Beloit, WI; Douglas Dynamics, Inc. (NYSE: PLOW), located in Milwaukee, WI; and ABC Supply Co. Inc, located in Beloit, WI. Mr. Packard also served on the boards of two other publicly-traded companies: Elco Corporation and Gehl Corporation. Mr. Packard served on the Board of Governors of the American Stock Exchange (“AMEX”) and was a member of the Executive Committee, the Board Oversight Committee on Specialist Unit Structure, and the Listed Company Advisory Committee. He was on the Board of Governors at the time AMEX merged with The National Association of Securities Dealers (“NASD”). After the merger he served as a member of the Listing and Hearing Review Council of NASD.

Mr. Packard’s over 26 years of experience in senior management of a publicly traded company, his many years of service on several boards of directors and committees, including his experience with AMEX and NASD, have given him valuable insight and well-qualify him to serve on the Board of Directors of The Manitowoc Company.

PROPOSAL 2 — APPROVAL OF THE COMPANY’S

2013 OMNIBUS INCENTIVE PLAN

The Board of Directors of the Company has adopted The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan (the “Plan), subject to approval by the holders of Common Stock of the Company at the 2013 annual meeting of shareholders. If approved by shareholders, the Plan will allow for the granting of equity and cash incentive awards to eligible individuals, including the issuance of up to 8,000,000 shares of Common Stock of the Company pursuant to awards under the Plan. Awards under the Plan are intended to support the creation of long-term value and business returns for the Company’s shareholders. The Company believes that the Plan strikes an appropriate balance between rewarding performance and limiting shareholder dilution, while providing the Company with the flexibility to meet changing compensation needs.

Effect of Proposal on Existing Incentive Compensation Plans

The Plan is intended to replace the currently effective 2003 Incentive Stock and Awards Plan, as amended (the “2003 Stock Plan”), the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Stock Plan”), and the Short-Term Incentive Plan (the “STIP”) (together, the “Existing Plans”). If the Company’s shareholders approve the Plan, then the 2003 Stock Plan and the 2004 Stock Plan will terminate on the date of such shareholder approval and the STIP will terminate on December 31, 2013. No new awards may be granted under the Existing Plans after their respective termination dates, but the Existing Plans will continue to govern awards outstanding as of the date they are terminated and the outstanding awards will continue in force and effect until vested, exercised or forfeited pursuant to their terms. If shareholders do not approve the Plan, then the Existing Plans will remain in effect in accordance with their respective terms subject to the respective expiration date of each Existing Plan. However, there will be insufficient shares available under the Existing Plans to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee of the Board of Directors would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate its management employees.

Authorized Shares, Stock Price, Dilution and Burn Rate

The Company’s amended and restated articles of incorporation authorize the issuance of 300,000,000 shares of Common Stock. There were 163,175,928 of shares issued and 132,907,493 outstanding shares of Common Stock as of February 28, 2013 (the “Record Date”), and the market value of a share of Common Stock as of that date was $18.52.

In order to determine the number of shares of Common Stock to be authorized under the Plan, the Compensation Committee and its independent compensation consultant considered the needs of the Company for shares, based on the current and expected future equity grant mix, and the potential dilution that awarding the requested shares may cause to existing shareholders. The compensation consultant examined and the Compensation Committee considered a number of factors, including the Company’s recent and potential future burn rate. The Compensation Committee also considered the need for shareholder approval of the performance goals in the Plan to maintain the Company’s ability to grant awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Such performance-based compensation is not included in the limit of $1,000,000 per year per covered executive on compensation that is deductible by the Company.

The Compensation Committee recommended to the Board that 8,000,000 shares be authorized under the Plan. If the Plan is approved, no further grants will be made under the Existing Plans, so any shares reserved under the Existing Plans would no longer be available for future awards. The Board is seeking shareholder approval for the Plan and the pool of shares available under the Plan, which it expects will be sufficient for at least three years of awards based upon the historic rates of awards by the Compensation Committee under the Existing Plans. As specified in the Plan, each full value award depletes the pool of shares available under the Plan at the rate of 1.5 shares for each share subject to the full value award. For this purpose, a full value award includes restricted stock, restricted stock units payable in shares, performance shares, performance units payable in shares, and any other similar award payable in shares under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share. As such, if solely full value awards were granted, a total of approximately 5.3 million shares could be awarded under the Plan.

The Compensation Committee and the Board considered the burn rate with respect to Company equity awards relative to market levels. The burn rate is the total equity awards granted by the Company in a fiscal year divided by the weighted-average total Common Stock outstanding for the year. The Company reviewed the burn rate using the ISS Proxy Advisory Services methodology, which applies a multiplier of 1.5 to any full value awards granted by the Company with performance share awards included when earned. Under this methodology, in fiscal years 2010, 2011 and 2012, the Company made equity awards representing a total of 2.15 million shares, 1.45 million shares and 1.0 million shares, respectively, which resulted in a three-year average burn rate of 1.17%, which was less than one-half of the allowable burn rate of 3.70% under ISS policy, based on the Company’s industry group and volatility. The Compensation Committee and the Board were satisfied that the Company’s burn rate over the past three years was an acceptable level and well below limits established by ISS.

Because this proposal to approve the Plan does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation Committee with respect to equity awards and other incentives are set forth in the “Compensation Discussion and Analysis” in this Proxy Statement.

Summary of the Terms of the Plan

The following is a summary of the material provisions of the Plan, a copy of which is attached hereto as Appendix A and incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Plan. Any inconsistencies between this summary and the text of the Plan will be governed by the text of the Plan.

Purpose and Effective Date

The two complementary purposes of the Plan are (1) to attract, retain, focus and motivate executives and other selected employees, directors, consultants and advisors of the Company and its affiliates; and (2) to increase shareholder value. The Plan will become effective if approved by the Company’s shareholders at the 2013 annual meeting.

Administration and Eligibility

The Compensation Committee of the Company’s Board of Directors, or any successor committee with similar authority that the Board may appoint, which in either case consists of not less than two members of the Board who meet the “outside director” requirements of Section 162(m) of the Code and the “non-employee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”) (either referred to as the “Committee”) will administer the Plan (the “Administrator”). The Plan authorizes the Committee to interpret the provisions of the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any award or any agreement covering an award; and make all other determinations necessary or advisable for the administration of the Plan, in each case in its sole discretion. The Board may also administer the Plan to the extent it retains authority and responsibility as administrator of the Plan.

To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an administrator of the Plan. However, no such delegation is permitted with respect to stock-based awards made to any participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or the liability provisions of Section 16(b) of the Exchange Act at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of non-employee directors.

The Administrator may designate any of the following as a participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its affiliates; any individual who the Company or an affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its affiliates; or any director, including a non-employee director. Currently the persons eligible to participate in the Plan consist of approximately 2,700 employees and eight non-employee directors.

Types of Awards

The Plan permits the grant of stock options (including incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, annual cash incentives, long-term cash incentives, dividend equivalent units and other types of stock-based awards. These award types are described in further detail below.

Stock Subject to the Plan

The Plan provides that 8,000,000 shares of Common Stock are reserved for issuance under the Plan. The Plan also provides that the Company may issue an aggregate of only 800,000 shares of Common Stock upon the exercise of incentive stock options.

The number of shares of Common Stock reserved under the Plan will be depleted by the maximum number of shares, if any, that may be issuable under an award at the time of grant, except that the number of shares reserved will be depleted by 1.5 shares for each share delivered in payment or settlement of a full-value award. For this purpose, a full-value award includes restricted stock, restricted stock units payable in shares, performance shares, performance units payable in shares, and any other similar award payable in shares under which the value of the award is measured as the full value of a share, rather than the increase in the value of a share.

In general, if an award granted under the Plan lapses, expires, terminates or is cancelled without the issuance of shares under the award, if it is determined during or at the conclusion of the term of an award that all or some portion of the shares under the award will not be issuable on the basis that the conditions for such issuance will not be satisfied, if shares are forfeited under an award or if shares are issued under any award and the Company reacquires them pursuant to rights reserved upon the issuance of the shares, then such shares will again be available for issuance under the Plan, except that shares reacquired pursuant to reserved rights may not be issued pursuant to incentive stock options. Shares not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right, shares tendered in payment of the exercise price of an option, shares withheld to satisfy tax withholding obligations and shares purchased by the Company using proceeds from option exercises may not be recredited to the reserve.

If, after the termination of the Existing Plans, any shares subject to awards granted under the Existing Plans would again become available for new grants under the terms of such plans if such plans were still in effect (taking into account such plans’ provisions concerning termination or expiration, if any), then those shares will be available for the purpose of granting awards under the Plan, thereby increasing the number of shares available for issuance under the Plan. As of the December 31, 2012, there were 7.4 million shares of Common Stock subject to outstanding options and 1.7 million shares/units of restricted stock and performance shares (calculated at the target award level) that had not vested under the Existing Plans. The weighted average stock price of the outstanding options is set forth in the table under Section 5 of this Proxy Statement, with 96% of the outstanding options having a weighted average exercise or strike price of $15.35.

Options

The Administrator will generally determine all terms and conditions of each option. However, the grant date may not be any day prior to the date that the Administrator approves the grant, the exercise price may not be less than the fair market value of the shares subject to the option as determined on the date of grant and the option must terminate no later than ten years after the date of grant. Unless restricted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of options may be made (1) by delivery of cash or other shares or other securities of the Company having a then fair market value equal to the purchase price of such shares; (2) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price; (3) by surrendering the right to receive shares otherwise deliverable to the participant upon exercise of the award having a fair market value at the time of exercise equal to the total exercise price; or (4) by any combination of (1), (2) and/or (3). Except to the extent otherwise set forth in an award agreement, a participant will have no rights as a holder of Common Stock as a result of the grant of an option until the option is exercised, the exercise price and applicable withholding taxes are paid and the shares subject to the option are issued thereunder.

Stock Appreciation Rights

The Administrator will generally determine all terms and conditions of each stock appreciation right. A stock appreciation right is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of Common Stock during a specified period of time. However, the grant date may not be any day prior to the date that the Administrator approves the grant, the grant price may not be less than the fair market value of the shares subject to the stock appreciation right as determined on the date of grant and the stock appreciation right must terminate no later than ten years after the date of grant.

Performance and Stock Awards

The Administrator will generally determine all terms and conditions of each award of shares, restricted stock, restricted stock units, performance shares or performance units. Restricted stock means shares of Common Stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of Common Stock. Performance share means the right to receive shares of Common Stock, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent performance goals are achieved. The terms and conditions that the Administrator will determine include the length of the vesting and/or performance period, but any period of vesting applicable to restricted stock or restricted stock units that are not subject to a performance goal and that are granted to a participant other than a non-employee director may not lapse more quickly than ratably over three years from the date of grant, subject to the Plan’s provisions on accelerated vesting in specified circumstances.

Incentive Awards

The Administrator has the authority to grant annual and long-term incentive awards. An incentive awards is the right to receive a cash payment to the extent performance goals are achieved. The Administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the Administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or (for awards not intended to qualify as performance-based compensation within the meaning of Code Section 162(m)) retirement, or such other circumstances as the Administrator may specify. For long-term incentive awards, the performance period must relate to a period of more than one fiscal year.

Dividend Equivalent Units

The Administrator has the authority to grant dividend equivalent units in connection with awards other than options, stock appreciation rights or other stock rights within the meaning of Code Section 409A. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that the Company pays with respect to a share of Common Stock. No dividend equivalent unit granted in tandem with another award may include vesting provisions more favorable to the participant than the vesting provisions, if any, to which the tandem award is subject. Any performance period applicable to an award of dividend equivalent units must relate to a period of at least one year except that, if the award is made in the year the Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the award may relate to a period shorter than one year.

Other Stock-Based Awards

The Administrator may grant to participants other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, either alone or in addition to or in conjunction with other awards, and payable in Common Stock or cash. Subject to the limits of the Plan, an award may include the issuance of shares of unrestricted Common Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of performance goals or otherwise, or rights to acquire Common Stock from the Company. The Administrator will generally determine all terms and conditions of the award, except that any award that provides for purchase rights must be priced at 100% of fair market value on the date of the award.

Performance Goals

For purposes of the Plan, performance goals means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its subsidiaries, affiliates or other business units: revenue; cash flow; total shareholder return; dividends; debt; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net operating profit; net operating profit after taxes; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of shares of Common Stock; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); accounts receivable; average inventories (calculated by taking the average of inventories at the end of each month); inventories; return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; current assets; non-interest bearing current liabilities; net property, plant and equipment; operating assets; capitalized research and development; goodwill; accumulated amortization of goodwill; goodwill improvement; capital; cost of capital; cost of equity; cost of debt; bad debt reserves; inventory reserves; taxes; or a combination of the foregoing.

As to each performance goal, the relevant measurement of performance will be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Administrator, will exclude the effects of the following: (1) charges for reorganizing and restructuring; (2) discontinued operations; (3) asset write-downs; (4) gains or losses on the disposition of a business; (5) changes in tax or accounting principles, regulations or laws; (6) mergers, acquisitions, dispositions or recapitalizations; (7) impacts on interest expense, preferred dividends and share dilution as a result of debt and capital transactions; and (8) extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, that, in case of each of the foregoing, the Company identifies in its publicly filed periodic or current reports, its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s annual report. Certain other adjustments are permitted to the extent consistent with Code Section 162(m) (to the extent an award is intended to qualify as performance-based compensation under Code Section 162(m)). Performance goals may be expressed in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The performance goals also may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, in the case of awards that the Administrator determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Administrator may establish other performance goals and provide for other exclusions or adjustments not listed in the Plan.

To qualify eligible awards under the Plan as “performance-based compensation” under Section 162(m) of the Code, the Company is required to establish limits on the number of awards that the Company may grant to a particular participant. The award limits in the Plan were established in order to provide the Company with maximum flexibility, and are not necessarily indicative of the size of award that the Company expects to make to any particular participant. Under the Plan, no participant may be granted awards that could result in such participant:

•	receiving options for, or stock appreciation rights with respect to, more than 2,000,000 shares of Common Stock during any fiscal year;

•	receiving awards of restricted stock and/or restricted stock units relating to more than 500,000 shares of Common Stock during any fiscal year;

•

receiving awards of performance shares and/or awards of performance units, the value of which is based on the fair market value of Common Stock, for more than 1,000,000 shares of common stock during any fiscal year;

•

receiving awards with a performance period of more than one year, including awards of performance units the value of which is not based on the fair market value of Common Stock, long-term incentive awards or dividend equivalent units, that would pay more than $10,000,000 in any fiscal year; or

•

receiving awards with a performance period of not more than one year, including annual incentive awards, awards of performance units the value of which is not based on the fair market value of Common Stock, or dividend equivalent units, that would pay more than $4,000,000 in any fiscal year.

Each of these limitations is subject to adjustment as described below.

Effect of Termination of Employment or Service on Awards

The Administrator will have the discretion to determine, at the time an award is made to a participant or any time thereafter, the effect of the participant’s termination of employment or service with the Company or its affiliates on the award.

Transferability of Awards

Awards under the Plan generally will be nontransferable except (a) as otherwise determined by the Compensation Committee; (b) by will or the laws of descent and distribution; and (c) to the spouse, children, or grandchildren of a participant, or to trusts or partnerships for their benefit, under certain circumstances.

Adjustments

Under the terms of the Plan, if any of the following occurs:

•	the Company is involved in a merger or other transaction in which the Common Stock is changed or exchanged;

•	the Company subdivides or combines the Common Stock or declares a dividend payable in the Company’s Common Stock, other securities or other property;

•

the Company effects a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of Common Stock at the time the dividend is declared, or the Company effects any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of shares of Common Stock, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or

•

any other event occurs, which, in the judgment of the Board or Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan;

then the Administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan and subject to certain provisions of the Code, adjust the number and type of shares of Common Stock subject to the Plan and which may, after the event, be made the subject of awards; the number and type of shares of Common Stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.

In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder) in an amount and at a time determined by the Administrator.

No such adjustments may be authorized in the case of incentive stock options to the extent that such authority would cause the Plan to violate Code Section 422(b).

Without limitation, if there is a reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a change of control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute for each share then subject to an award and the shares subject to the Plan the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock will be entitled in respect of each share pursuant to the transaction.

In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares (including a reverse stock split), if no action is taken by the Administrator, the adjustments described above will automatically be made.

In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under the Plan.

Change of Control

Under the terms of the Plan, if there is a change of control of the Company, then, unless the participant is subject to an arrangement or policy that provides a more favorable result, the following will apply:

•	Options and stock appreciation rights will become exercisable and the Company may cancel them for a cash payment.

•

Unvested restricted stock and restricted stock units will vest on an accelerated basis, and participants holding such awards may elect to receive the change of control price per share for such restricted stock or restricted stock units.

•

Recipients of performance shares and performance units may elect to receive a cash payment in exchange for the surrender of their awards equal to a pro rata portion of the value of such awards assuming the greater of target or projected actual performance.

•

All incentive awards will be deemed to have been earned pro rata as if the performance goals had been achieved as of the change of control, by taking the product of (1) the sum of (a) the average of the annual incentive award earned by the participant during the Company’s latest three consecutive fiscal years, and (b) the greater of target or projected actual performance (based on the assumption that the applicable performance goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the change of control) for any long-term incentive award, and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change of control and the denominator of which is the number of whole months in the performance period.

•	Dividend equivalent units will be paid out on a pro rata basis.

The terms of any awards that are subject to Code Section 409A will govern the treatment of such awards upon a change of control to the extent required for such awards to remain compliant with Code Section 409A, as applicable.

“Change of control” under the Plan means the occurrence of any one of the following:

•

Any person (other than an employee benefit plan of the Company or of any subsidiary of the Company and fiduciaries and certain other parties related to any of these plans) becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

•

The Company is merged or consolidated with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 30% or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a change of control if the Company is the surviving corporation and shares are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

•

The Company or any affiliate sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so transferred exceeds 50% of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided, however, that such a transfer effected pursuant to a spin-off or split-up where shareholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be a change of control;

•	The Company dissolves and liquidates substantially all of its assets; or

•

At any time when the “continuing directors” cease to constitute a majority of the Board. For this purpose, a “continuing director” means the individuals who, at the effective date of the Plan, constitute the Board and any new directors (other than directors designated by a person who has entered into an agreement with the Company to effect a change of control transaction) whose appointment to the Board or nomination for election by Company shareholders was approved by a vote of at least two-thirds of the then-serving continuing directors.

If an award is considered deferred compensation subject to the provisions of Code Section 409A, then the Administrator may include an amended definition of “change of control” in the award agreement issued with respect to such award as necessary to comply with, or as necessary to permit a deferral under, Code Section 409A.

The Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with the Company or any affiliate or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by the Company pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant.

Termination and Amendment

The Plan’s term is indefinite, in that it terminates when all shares reserved for issuance under the Plan have been issued, subject to the Board’s right to terminate the Plan at any time. In addition, the Board or the Administrator may amend the Plan at any time, except:

•	the Board must approve any amendment to the Plan if the Company determines such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the Plan if the Company determines that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which the Common Stock is then traded, or any other applicable law; and

•

shareholders must approve any amendment to the Plan that materially increases the number of shares of common stock reserved under the Plan, the incentive stock option award limits or the per participant award limitations set forth in the Plan, that shortens the minimum vesting requirements under the Plan or that diminishes the provisions prohibiting repricing or backdating stock options and stock appreciation rights.

The Administrator generally may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person who may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The Administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Common Stock is then traded, to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any award for the Company, or to the extent the Administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.

The authority of the Administrator to terminate or modify the Plan or awards will extend beyond the termination date of the Plan. In addition, termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

Cancellation, Disgorgement and Recoupment of Awards

The Compensation Committee may cancel an award or require a participant to return to the Company any compensation received under an award in certain circumstances, such as if the participant is terminated for cause or breaches any restrictive covenants, such as a non-compete, with the Company. In addition, all awards will be subject to any recoupment or clawback policy that the Company adopts from time to time.

Repricing Prohibited

Neither the Administrator nor any other person may: (1) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; (2) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights; or (3) cancel outstanding stock options or stock appreciation rights with an exercise price above the current share price in exchange for cash or other securities.

Backdating Prohibited

The Administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the Administrator takes action to approve such award.

Foreign Participation

To assure the viability of awards granted to participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Plan. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the Plan will create no income tax consequences to the Company or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and the Company will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the Plan will create no income tax consequences to the Company or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the grant price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of Common Stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income and the Company will not be entitled to a deduction at the time an award of restricted stock is made under the Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, the Company would then be required to include as ordinary income the amount of any deduction it originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income and the Company will not be entitled to a deduction at the time an award of a restricted stock unit is made under the Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for the Company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to the Company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards

A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and the Company will generally be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Code limits the deduction the Company can take for compensation it pays to the Company’s chief executive officer and its three other highest paid officers excluding the chief financial officer (determined as of the end of each year) to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included as part of the $1,000,000 limit. The Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation. In the case of awards that are performance-based compensation because they are contingent on the achievement of performance goals, the regulations under Code Section 162(m) require, among other things, that shareholders approve the performance goals every five years to enable awards under the Plan to continue to qualify as performance-based compensation.

Code Sections 409A and 280G

Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Code Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. The Plan is intended to permit compliance with Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Code Section 409A. To the extent that the Company determines that any award granted under the Plan is subject to Code Section 409A, the award agreement evidencing such award is expected generally to incorporate the terms and conditions required by Code Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Code Section 409A or comply with the requirements of Code Section 409A.

Code Sections 280G and 4999 may limit the Company’s income tax deduction and impose an excise tax on golden parachute payments to participants in the event there is a change of control of the Company. The Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with the Company or any affiliate or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by the Company pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant. Accordingly, some or all of the amount which would otherwise be deductible may not be deductible with respect to benefits under the Plan that are contingent on or otherwise provided in connection with a change of control of the Company.

New Plan Benefits

The awards that may be granted under the Plan in the future to the executive officers or non-employee directors named in this proxy statement or to other officers, non-employee directors, employees, or other persons cannot be determined at this time. The Board of Directors along with management will make such determinations from time to time.

2012 Long-term Incentive Plan Awards

In 2012, under the 2003 Incentive Stock and Awards Plan approximately 53 employees received option grants, approximately 170 employees received grants of restricted shares, and approximately 53 employees received grants of performance shares. See the table captioned “Grants of Plan Based Awards” in the Executive Compensation Section of this Proxy Statement for information relating to the stock awards granted in 2012 to the Company’s five most highly compensated executive officers.

In 2012, under the 2004 Stock and Awards Plan, each non-employee director other than Ms. Chow (who did not become a director of the Company until September 2012) received an award of 6,300 shares of restricted stock, and Ms. Chow received an award of 2,250 shares of restricted stock. See the table captioned “Non-Employee Director Compensation” in the Non-Employee Director Compensation Section of this Proxy Statement for information relating to the stock awards granted to the Company’s non-employee directors.

2012 Short-Term Incentive Plan Awards

The following table shows the dollar amount of the award payments under the Short-Term Incentive Plan for the 2012 performance year (non-employee directors are not eligible to participate in this plan):

2012 Short-Term Incentive Plan Benefits

Name and Position	2012 Award
Glen E. Tellock, Chairman and Chief Executive Officer	$1,395,873
Carl J. Laurino, Senior Vice President, CFO & Treasurer	$443,813
Eric P. Etchart, President, Manitowoc Crane Group	$458,156
Michael J. Kachmer, President, Manitowoc Foodservice Group	$447,120
Thomas G. Musial, SVP, HR & Administration	$348,738
Named executive officer group	$3,093,700
All Plan participants excluding named executive officers	$33,257,629

Required Vote

The affirmative vote of a majority of the votes cast on the proposal by the holders of the Company’s Common Stock is required for approval of the Company’s 2013 Omnibus Incentive Plan, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is satisfied, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.

The Board of Directors recommends a vote “FOR” approval of the Company’s 2013 Omnibus Incentive Plan. Proxies solicited by the Board of Directors will be voted “FOR” approval of the Company’s 2013 Omnibus Incentive Plan unless the shareholder has specified otherwise.

PROPOSAL 3 — AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO ALLOW MAJORITY VOTING FOR THE ELECTION OF DIRECTORS.

The Wisconsin Statutes provide that unless otherwise provided in the articles of incorporation of a company, directors are elected by a “plurality” of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The election of directors at this annual meeting will be governed by the plurality vote standard. This plurality vote standard would continue to apply in the future if this proposal is not approved by shareholders.

The Corporate Governance Committee of the Board of Directors has determined that it is appropriate to amend the Articles of Incorporation of the Company to provide that each director of the Company may be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; and to further provide in the Company’s Bylaws the terms and conditions of such election, including to provide that a “majority” requirement would only apply in uncontested director elections and a “plurality” requirement would continue to apply in contested elections.

The Board of Directors recommends to the shareholders that the Articles of Incorporation of the Company be amended by adding the following new Section 4.5 to the Articles of Incorporation:

Section 4.5 Vote Required for Election.

The By-laws of the corporation may provide that, to the extent provided in such By-laws, each director of the corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting for the election of the directors at which a quorum is present, subject to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies or newly created directorships filled by a vote of the Board of Directors.

Upon approval of the foregoing amendment by shareholders, the Company will file with the appropriate government office of the State of Wisconsin, Amended and Restated Articles of Incorporation reflecting the amendment shortly after the annual meeting.

In recommending the foregoing proposed amendment, the Board of Directors has already taken action and approved an amendment to the Bylaws of the Company, contingent upon approval of the foregoing amendment to the Articles of Incorporation, to provide for the election of directors by majority vote of shareholders in uncontested director elections and by plurality vote in contested director elections.

The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directions, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal. Assuming that proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders abstain from voting will be treated as votes against approval of an amendment to the Company’s Articles of Incorporation.

The Board of Directors recommends a vote “FOR” approval of the amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, provided that a majority of the outstanding shares of the Company’s Common Stock are voted on the proposal.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 5 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report section of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with rules adopted by the Securities and Exchange Commission, we are seeking an advisory vote from our shareholders to approve the compensation of our named executive officers; the Company currently holds these votes annually. We believe the 2012 actual compensation paid to the named executive officers is commensurate with the Company’s 2012 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your support to approve the compensation of the named executive officers, we highlight the following information (which is also included in the Executive Summary of the Compensation Discussion and Analysis section of this Proxy Statement).

Financial Performance Was Above Targeted Goals and Total Shareholder Return (TSR) was +72%

2012 was a strong year for the Company in terms of financial and operational results, as well as total shareholder return as detailed below. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation. Commensurate with the Company’s 2012 performance results, the incentive awards for performance periods ended December 31, 2012 were earned at above targeted levels.

Key Business Results	Impact on Pay Decisions

•    Sales increased by 8% to $3.9 billion from $3.6 billion in 2011

•    Operating Earnings increased by 29% to $281.8 million from $218.4 million in 2011

•    EPS increased by 111% to $0.78 from $0.37 in 2011

•    Operating Cash Flow increased by 940% to $162.3 million from $15.6 million in 2011

•    EVA improved by $39.2 million

• Short-Term Incentive Plan (STIP) awards for Corporate performance were earned at 131.5% of target, reflecting our above-target financial performance
• Aggregate Debt outstanding for 2011 and 2012 decreased by $225.0 million • EVA for 2011 and 2012 improved by $62.5 million • Total shareholder return for 2012 was +72%	• 2011-12 performance share cycle was earned at 109.13% of target, which will be paid in two installments spread over 2013 and 2014

Our CEO’s Compensation is Commensurate with the Company’s Performance

As detailed throughout this discussion and analysis, the Company’s executive pay program is designed to be strongly aligned to our performance and shareholder value creation. Examples of this alignment are demonstrated by the CEO’s annual pay opportunity, which, as summarized below, is primarily performance-based and declined from 2011, and the sensitivity of the realizable pay to the Company’s performance (particularly total shareholder return (“TSR”)).

•

The CEO’s 2012 target direct compensation opportunity was set to approximate market median levels with the vast majority (82%) performance-based, which is only earned if specific Company financial goals are achieved or our stock price appreciates.

•	The total of the salary plus incentives, as shown in the Summary Compensation Table, for the CEO in 2012 decreased by 22% from 2011.

•

For 2009 to 2011, our CEO’s realizable pay, relative to CEO pay at 10 comparably-sized companies in similar businesses (a subset of our Relative TSR peer group), was in the lower quartile commensurate with the Company’s TSR performance, which was also in the lower quartile.

Changes Were Made to Improve the Pay-Performance Alignment and Governance of Our Pay Program

Significant changes were made to the executive compensation program for 2012 and 2013, as listed below, to improve the alignment to our business strategy and reflect market practices, as well as based on discussions with our shareholders and Institutional Shareholder Services (“ISS”).

Incentive Plan Design Changes

2012 Changes	2013 Changes

•    Increased the amount of EVA® improvement needed to earn target awards in the STIP

•    Reduced the STIP maximum award opportunity to 200% of target (from 250% of target)

•    Increased the performance share assessment period to three years (from two years)

•    Eliminated EVA® as a measure from performance shares, since it is already a measure in the STIP

•    Implemented Relative TSR as a measure for performance shares

•    Added EPS and Operating Cash Flow as measures to the STIP

•    For Long-Term Incentive awards, increased the weighting of performance shares to 60% of the regular grant mix and reduced stock options to 40% of the mix

•    Submitting for shareholder approval (in this Proxy Statement), the 2013 Omnibus Incentive Plan in order to further implement the foregoing changes

Governance and Other Pay Program Changes and Actions

•	Granted long-term incentive awards in 2012 to the named executive officers that had on average 35% lower accounting grant date value than 2011

•	Eliminated the CEO’s change in control (CIC) excise tax gross-up and replaced single-trigger cash severance provisions with double-trigger provisions

•	Eliminated CIC single-trigger cash severance provisions from any other executive officers that previously had this provision and replaced with double-trigger provisions

•

Implemented a more rigid stock holding requirement for executive officers, which requires that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted stock/units or performance shares until the officer is in compliance

•	Committed to no new or amended executive officer CIC agreements that will have excise tax gross-ups or single-trigger cash severance provisions

•	Presented additional information in this Proxy Statement regarding the performance goals for the STIP Awards and for performance share cycles ending in 2012

•	Contacted major shareholders regarding our pay practices, which did not reveal concerns with any executive compensation practices

•	Spoke with ISS regarding its vote recommendation process and our pay practices

•	Conducted a 3-year realizable pay and TSR performance analysis for the CEO versus industry peers, which confirmed the strong, multi-year alignment of pay and performance

•

Continued our long-standing practice of STIP awards varying commensurate with our performance (2009 to 2012 average Corporate payout was 81% of target, reflective of Company performance during that period)

•	Continued our practice of not granting time-based restricted stock to officers (last grants of such awards were made in 2010)

2012 Shareholder Outreach and Response to 2012 Say-on-Pay Advisory Vote

At last year’s annual meeting, 48.4% of shareholder votes supported the advisory vote to approve executive compensation. The Company is committed to the interests of its shareholders and the delivery of long-term shareholder value through appropriate executive pay programs and governance actions that attract, motivate and retain a highly-qualified executive team. As part of this commitment, we maintain an ongoing dialogue with our shareholders. Following last year’s vote, we contacted our 51 largest shareholders representing approximately 48% of outstanding shares to solicit and respond to any feedback about our executive compensation program. Those shareholders who did engage with us provided comments on our 2011 and year-to-date stock price performance (the Company’s TSR declined 29% during the 2011 calendar year and increased 51% during the first quarter of 2012) and how they evaluate pay-for-performance. We did not receive any negative feedback regarding the design of the executive compensation program, and in fact investor feedback concerning the structure and efficacy of our compensation was generally quite positive. The shareholders generally focused their discussions on their process for evaluating say-on-pay. In the majority of cases shareholders indicated that they vote on compensation issues in accordance with the recommendations made by whomever they use for proxy advisory services. In our discussion with one of our top ten shareholders it became apparent that their negative recommendation was based on an incorrect understanding of our policy on share recycling. After we helped them understand the policy, the investor acknowledged that the practice did not appear to reflect poor compensation governance. In addition, we spoke with ISS several times to better understand its process for developing last year’s negative vote recommendation and to provide clarity on key design aspects of the Company’s pay program that it found concerning. In addition, we sought additional insight into ISS’s 2013 policies and approach for proxy analysis and vote recommendations.

As a result of these outreach efforts, as well as the Committee’s annual review of market practices and trends to ensure the executive compensation program best reflects our long-term business strategy and is well-aligned to shareholders, the Committee made several changes effective for 2012 and 2013, as summarized above and detailed in the Compensation Discussion and Analysis below, that we believe further strengthen the alignment between the compensation of our named executive officers and our performance. Changes include reducing the maximum award opportunity under the STIP and adding earnings and cash flow measures to the STIP. Additionally, changes were made to the long-term incentive plan design by implementing Relative TSR as a performance measure, not using EVA® as a performance measure since it is used in the STIP, increasing the weighting on performance shares, and increasing the performance period to three years. Also, change in control severance benefits were reduced, and the amount of EVA® improvement needed to achieve target awards under the STIP was increased.

As the Company navigates through the stages of the global economic recovery, we will continue to monitor our executive compensation program and consider appropriate changes that will allow us to best achieve our compensation program’s objectives of driving long-term shareholder value.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

2.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Composition.     Currently the Board is comprised of nine directors. Under the Company’s Bylaws, the number of directors may not be less than seven or more than twelve. The Board of Directors has determined that none of the current eight non-employee directors has a material relationship with the Company and that each non-employee director (Roy V. Armes, Joan K. Chow, Donald M. Condon, Cynthia M. Egnotovich, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard, and Robert C. Stift) is independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight non-employee directors meet all nine of the criteria.

Guidelines.    The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines may be viewed on the Company’s website at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend all annual shareholder meetings of the Company. All of the directors attended the annual meeting in 2012, except Joan Chow who joined the Company Board of Directors in September of 2012.

Ethics.    The Company has a Code of Business Conduct that includes a Global Ethics Policy that pertains to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, and controller, which is part of the Company’s Code of Business Conduct and Global Ethics Policy. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com.

Meetings.    During the fiscal year ended December 31, 2012, the Board of Directors met seven times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served; for Ms. Chow, this refers to the period she served as a director. As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2012.

Board Leadership Structure.    The Board has determined that the interests of the Company and the Board of Directors are best served by having the same individual serve as both the Chairman of the Board and the Chief Executive Officer of the Company. Among the many factors considered by the Board in reaching this conclusion are (a) a track record of effective Board and Company leadership while the Chairman and CEO roles have been combined; (b) all Board members other than the CEO are independent; (c) all Committees of the Board consist only of independent directors; (d) the Board has established clear Corporate Governance Guidelines and Committee Charters that appropriately guide and govern the Chairman; (e) a history of successful governance of the Company and the absence of any problematic governance issues while the Chairman and CEO roles have been combined; and (f) the designation of an independent director who presides at all “independent” director sessions of the Board.

The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee, currently Roy V. Armes, will serve as the presiding director for the executive (independent director) sessions. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular independent director session, he/she will designate the chairperson of either the

Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular independent director session. The chairperson of the Corporate Governance Committee, as the presiding independent director, also performs the following functions: (a) calls independent director sessions; (b) chairs and leads the discussions at independent director sessions; (c) serves as a liaison between the Chairman of the Board and the independent directors; (d) reviews and approves the agendas for regular Board meetings, including the meetings schedule; and (e) meets with the Chairman and CEO after each independent director session to provide feedback to the CEO regarding the Board meeting and any other matters deemed appropriate by the independent directors.

Committees.    The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors, comprised of only independent directors as follows:

Corporate Governance Committee	Audit Committee	Compensation Committee
Roy V. Armes, Chair	Kenneth W. Krueger, Chair	Cynthia M. Egnotovich, Chair
Keith D. Nosbusch	Joan K. Chow	Donald M. Condon, Jr.
Robert C. Stift	Donald M. Condon, Jr.	James L. Packard
	Keith D. Nosbusch	Robert C. Stift
James L. Packard

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one purpose of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of the risk across the organization and the management and/or mitigation of those risks. On a regular basis in its Committee meetings, the Audit Committee specifically reviews the risk factors identified by management that could have a material adverse effect on the business, financial condition, or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. The management of the risks takes place through the following offices based on responsibility: Chief Financial Officer (market, financial, accounting, information systems, public reporting, reputation, regulatory, and strategic planning risks); General Counsel (legal, regulatory, product liability, and insurance risks); Senior Vice President of Human Resources (employment, labor, regulatory, environmental, health and safety risk); and the segment Presidents (market, operational, and competition risks).

Transactions with Related Persons

The Company’s policies and procedures regarding the review, approval, and ratification of related party transactions are circumscribed in the director independence criteria adopted by the Board and may be viewed on the Company’s website at www.manitowoc.com, and in the Company’s Code of Business Conduct and Code of Ethics, which also may be viewed on the Company’s website at www.manitowoc.com. The Company’s Code of Ethics specifically requires that (a) without the prior approval of the Chief Executive Officer, the Chief Financial Officer or General Counsel of the Company, no officer or employee will enter into any transaction for or on behalf of the Company with any other person or entity in which the employee or officer has a direct or indirect interest; (b) directors and officers of the Company are required to report annually, on a director and officer questionnaire circulated by the Company, any material interest that such director or officer has in any business enterprise with which the Company conducts business; and (c) any transactions or agreements relating to transactions between the Company and any such business enterprise must be approved by those members of the Company’s Board of Directors who have no interest in the business enterprise, which approval may be a continuing approval. There were no reportable transactions with related parties during 2012.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which may be viewed at the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2012. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, which may be viewed on the Company’s website at www.manitowoc.com.

All the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which may be viewed on the Company’s website at www.manitowoc.com), applicable law, and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that all members of the Audit Committee are financially literate and has designated Messrs. Krueger, Condon, Nosbusch and Packard as “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations.

During the fiscal year ended December 31, 2012, the Audit Committee met five times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed on the Company’s website at www.manitowoc.com.

The Compensation Committee is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the CEO) and effectively implementing the executive compensation program, as established by the Compensation Committee. To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Committee currently retains Pay Governance LLC as its independent compensation consultants. The Compensation Committee considered the factors set forth in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Pay Governance LLC has given rise any conflict of interest.

The Compensation Committee’s responsibilities include:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of key Company executives, including the review and approval of merit/other compensation budgets and payouts under incentive plans.

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits and supplemental benefits of the CEO and other key executives of the corporation.

•	Annually appraising the performance of the chief executive officer and providing developmental feedback to the CEO and, when appropriate, to other key executives of the organization.

•	Annually evaluating CEO and other key executives’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group.

•	Reviewing and recommending pay levels for non-employee directors for vote by the full Board.

There were five meetings of the Compensation Committee during the fiscal year that ended December 31, 2012. For further information see the “Compensation Discussion and Analysis” and the “Compensation Committee Report” below.

3.	CORPORATE GOVERNANCE COMMITTEE REPORT

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders.    The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s Proxy Statement released to the shareholders in connection with the previous year’s Annual Meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder/Interested Person Communications.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors.    Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated. If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for Board that are Non-incumbent Directors.    In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

During 2012 the Corporate Governance Committee conducted a search for additional director candidates. Spencer Stuart, an executive recruiting firm, was retained by the Corporate Governance Committee to assist with this search. Spencer Stuart was paid a fee for researching and recommending potential director candidates. Ms. Chow, who was appointed to the Board in September 2012, was first suggested as a potential candidate as a result of this search.

Director Qualifications and Diversity.    The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors. In identifying candidates for the Board of Directors, the Corporate Governance Committee considers foremost the qualifications and experience that the Board believes would best suit the Board’s needs created by each particular vacancy. As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience. In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation, or gender identity.

Shareholder/Interested Party Communications.    As set forth in the Company’s Corporate Governance Guidelines, which may be viewed on the Company’s website at www.manitowoc.com, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process. If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of the Director of

Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party.

2.

The basis of the party’s interest in the Company; for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Corporate Governance Committee

Roy V. Armes, Chair

Keith D. Nosbusch

Robert C. Stift

4.	AUDIT COMMITTEE REPORT

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with the Company’s management;

•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communication with Audit Committees), and SEC Regulation S-X, Rule 2-07 (Communication with Audit Committee); and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2012 and 2011

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2012	$2,226,323	$57,119	$200,212	$3,600
2011	$2,276,412	$9,000	$207,155	$1,800

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the Company’s independent registered public accounting firm are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2013. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee

Kenneth W. Krueger, Chair

Joan K. Chow

Donald M. Condon, Jr.

Keith D. Nosbusch

James L. Packard

5.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2012, the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans and the number of shares available under such plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (A)		Weighted-average exercise price of outstanding options, warrants, and rights (B)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans not approved by security holders(1)	126,600	(2)	$6.69	(2)	0	(2)
Equity compensation	7,816,399	(3(a))(4)	$15.35	(3(a))(4)	2,895,619	(3(a))
plans approved by	130,400	(3(b))	$21.41	(3(b))	359,150	(3(b))
security	40,000	(3(c))(2)	$7.51	(3(c))(2)	0	(3(c))(2)
holders(3)
Total	7,369,936				3,254,769

(1)

Consists of the Company’s 1995 Stock Plan (which is the predecessor to the 2003 Incentive Stock and Awards Plan) and Deferred Compensation Plan. No additional awards are available for issuance under the 1995 Stock Plan. For a description of the key provisions of the Deferred Compensation Plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and Compensation Committee Report under the subsection captioned “Deferred Compensation” and the discussion contained under section 7 — Non-Employee Director Compensation.

(2)

Column (A) does not include 275,308 Common Stock units issued under the Deferred Compensation Plan as of December 31, 2012. Each Common Stock unit under the Deferred Compensation Plan represents the right to receive one share of Company Common Stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the Common Stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the Common Stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the Common Stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company Common Stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)

Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan; (b) the 2004 Non-Employee Director Stock and Awards Plan; and (c) the 1999 Non-Employee Director Stock Option Plan. The 1999 Non-Employee Director Stock Option Plan (the “1999 Director Stock Plan”) is the predecessor to the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The 2004 Director Stock Plan provides that no further awards can be made from the 1999 Director Stock Plan and all shares that would otherwise have been available for new grants under the 1999 Director Stock Plan are no longer available for granting. For a description of the key provisions of the 2003 Incentive Stock and Awards plan, see the discussion contained in this Proxy Statement under section 8 — Compensation Discussion and Analysis and

Compensation Committee Report under the subsection captioned “Long-Term Incentives.” For a description of the key provisions of the 2004 Director Stock Plan, see the discussion contained in this Proxy Statement under section 7 — Non-Employee Director Compensation.

(4)

Includes stock options and performance share awards based on the number of shares that could be earned assuming the target performance goals are met. Does not include restricted shares. The weighted-average price does not factor in performance share awards.

6.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2012.

Name And Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	7,411,923	(1)	5.6%
BMO Financial Corp.(2) 111 West Monroe Street P.O. Box 755 Chicago, IL 60690	7,187,776	(2)	5.4%

(1)

This information is based solely on a Schedule 13G filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 13, 2013. Vanguard reported that it may be deemed to have sole voting power as to 98,032 shares, sole dispositive power with respect to 7,320,891 shares and shared dispositive power with respect to 91,032 shares.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC by BMO Financial Corp. (“BMO”) on January 10, 2013. BMO reported that it may be deemed to have sole voting power as to 416,949 shares and sole dispositive power with respect to 401,770 shares, and shared voting and dispositive power with respect to 6,767,574 and 6,786,006 shares, respectively. BMO reported in the Schedule 13G that it specifically disclaimed beneficial ownership of 6,000 shares.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 28, 2013. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock and the executive officers and directors as a group own less than 2% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Number of Deferred Common Stock Units Beneficially Owned(2)
Roy V. Armes	24,360		0
Joan K. Chow	7,660		0
Donald M. Condon	24,360		8,965
Cynthia M. Egnotovich	41,710	(3)	9,387
Eric P. Etchart	338,801	(4)	0
Michael J. Kachmer	328,234	(5)	0
Kenneth W. Krueger	82,710	(6)	20,648
Carl J. Laurino	394,656	(7)(8)(9)	556
Thomas G. Musial	397,144	(7)(8)(10)	8,858
Keith D. Nosbusch	107,710	(11)	23,957
James L. Packard	165,489	(12)	42,382
Robert C. Stift	114,510	(13)	27,796
Glen E. Tellock	1,388,848	(7)(8)(14)	10,110
Total of all above-named executive officers and directors	3,416,192		152,659
Total of all executive officers and directors as a group (15 persons)	9,329,067	(1 5 )	268,289	(16)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 2,000 shares that Ms. Egnotovich has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(4)	Includes 237,975 shares that Mr. Etchart has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(5)	Includes 237,671 shares that Mr. Kachmer has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(6)	Includes 37,200 shares that Mr. Krueger has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)

For the following current executive officers, includes the indicated number of shares that were held in their respective 401(k) Retirement Plan accounts as of December 31, 2012, as to which they have sole voting power and shared investment power: Glen E. Tellock — 17,326, Carl J. Laurino — 29,477, and Thomas G. Musial — 21,007.

(8)

Reflects shares beneficially owned as of December 31, 2012 under the 401(k) Retirement Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(9)

Includes 295,615 shares that Mr. Laurino has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 1,200 shares owned by Mr. Laurino’s spouse.

(10)	Includes 256,365 shares that Mr. Musial has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Includes 15,600 shares that Mr. Nosbusch has the right to acquire pursuant to the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(12)

Includes 45,200 shares that Mr. Packard has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)

Includes 45,200 shares that Mr. Stift has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 4,000 shares held by Mr. Stift’s spouse in a revocable trust as to which Mr. Stift disclaims beneficial ownership.

(14)

Includes 18,402 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 936,754 shares that Mr. Tellock has the right to acquire pursuant to the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 2,500 shares held by two daughters.

(15)

Includes 18,402 shares of Common Stock as to which voting and investment power are shared, and 5,544,714 shares, as of February 28, 2013, held by the 401(k) Retirement Plan (persons within the group hold sole voting power with respect to 83,597 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of benefit management executive officers).

(16)

Includes all shares of Common Stock held within the Deferred Compensation Plan Trust as of February 28, 2013. Certain officers have sole voting power under the Deferred Compensation Plan Trust with respect to 28,359 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2012 were complied with in a timely manner except as follows: (1) Mr. Krueger sold 4,500 shares on March 5, 2012, which transaction was not reported until November 11, 2012 when the Company was made award of the sale; and (2) Mr. Tellock gifted 24,144 shares to the Glen E. Tellock and Susan Tellock Family Endowment Trust on March 11, 2010, which transaction was not reported until October 11, 2012.

7.	NON-EMPLOYEE DIRECTOR COMPENSATION

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.

The 2012 compensation package consisted of cash (Board and committee annual retainers and meeting fees) and equity (restricted stock) awards. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from and attendance at Board and committee meetings and other Company events. The compensation package is intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years. The last review of the program was conducted in 2011. After reviewing the market analysis and considering the Company’s objectives for the compensation program, the Compensation Committee determined that the current compensation program remained appropriate.

The majority of the target annual compensation package is delivered in the form of equity, which is designed to promote a greater alignment of interests between the Company’s non-employee directors and its shareholders. In 2012, the equity grant was set based on the Company’s recent average stock price ending at the February 2012 meeting, consideration of share usage, and other factors. The actual grant price and accounting expense was determined at the date of grant (February 28, 2012). An individual director’s actual annual compensation will vary based on committee memberships, committee chair responsibilities, and the number of Board and committee meetings attended.

Stock awards in 2012 were granted out of the 2004 Non-Employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater alignment of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering them the opportunity to acquire shares of the Company’s Common Stock, receive incentives based on the value of such Common Stock, or receive other equity-based incentives as provided in the 2004 Director Stock Plan. Only non-employee directors of the Company are eligible to receive awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant awards from time to time in such amounts as it determines and to such non-employee directors as it selects. As noted above, if approved at the annual meeting, the 2013 Omnibus Incentive Plan will replace the 2004 Director Stock Plan; however, grant practices to non-employee directors are not currently anticipated to change.

The following table summarizes the 2012 compensation elements provided to the Company’s non-employee directors. For 2012, the guideline value of the restricted stock grant was $100,000.

Element	Amount
Annual Board Member Cash Retainer	$60,000
Board Per-Meeting Fee	$1,500
Committee Per-Meeting Fee	$1,500
Audit Committee Chairperson Annual Retainer	$15,000
Compensation Committee Chairperson Annual Retainer	$9,000
Governance Committee Chairperson Annual Retainer	$7,500
Annual Restricted Stock Grant(1)	6,300 shares

(1)

The award was granted on February 28, 2012 to all non-employee directors other than Ms. Chow. Ms. Chow became a director effective September 4, 2012 and received an award of 2,250 restricted shares on November 1, 2012.

The Board has implemented stock ownership guidelines for non-employee directors, which require each non-employee director to acquire an amount of the Company’s Common Stock with a value equal to five times such director’s total annual Board member cash retainer (does not include meeting fees or the annual committee chairperson retainers). The guideline requires the stock ownership amount to be met by the end of the fifth full calendar year after the director is first elected to the Board. As of December 31, 2012 each of the non-employee directors was in compliance, or projected to be in compliance, with his/her respective ownership guideline.

In addition, under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and investing in stock units (value equivalent to the Company’s stock price).

In 2012, only restricted stock was granted to non-employee directors at the February meeting of the Board of Directors. The restrictions on the restricted stock awards lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion determines otherwise, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s retirement (due to reaching the mandatory retirement age established by the Board), death, or disability; and (ii) the restricted shares are generally transferable, but may not be assigned, pledged, or mortgaged prior to the restriction lapse date. Prior to fiscal 2009, stock options were also granted, which had an exercise price equal to the closing stock price on the date of grant, a 10-year term and vested immediately.

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash		Stock Awards(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation(4)		Total
Roy V. Armes	$84,000	(1)	$102,564	$0	$0		$0		$186,564
Joan K. Chow	$19,500		$33,412	$0	$0		$0		$52,912
Donald M. Condon	$87,000		$102,564	$0	$0		$0		$189,564
Cynthia M. Egnotovich	$90,750	(1)	$102,564	$0	$0		$0		$193,314
Kenneth W. Krueger	$96,750	(1)	$102,564	$0	$0		$0		$199,314
Keith D. Nosbusch	$82,500		$102,564	$0	$0		$0		$185,064
James L. Packard	$87,000		$102,564	$0	$0		$0		$189,564
Robert C. Stift	$85,500		$102,564	$0	$0	(5)	$0	(5)	$188,064

(1)

Includes committee chairperson annual retainer in the following amounts: Audit — $15,000; Compensation — $9,000; and Corporate Governance — $7,500. Mr. Armes served as chair of the Corporate Governance Committee; Ms. Egnotovich served as chair of the Compensation Committee; and Mr. Krueger served as chair of the Audit Committee.

(2)

Reflects the grant date fair value of restricted stock awarded in 2012 as computed under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value was higher than the guideline value of the restricted stock due to the stock price at grant being higher than the 20-day average closing price ending on the date of the February Compensation Committee meeting used to determine the grants. The restrictions on restricted stock awards lapse on the third anniversary of the grant date. At year-end, each non-employee director, other than Messrs. Armes and Condon, and Ms. Chow, had 23,600 shares of restricted stock outstanding. At year-end, Messrs. Armes and Condon each had 18,950 shares of restricted stock outstanding and Ms. Chow had 2,250 shares of restricted stock outstanding.

(3)

No options were awarded to directors in 2012. At year end, the directors had the following options outstanding: Roy V. Armes — 0; Joan K. Chow — 0; Donald M. Condon — 0; Cynthia M. Egnotovich — 2,000; Kenneth W. Krueger — 37,200; Keith D. Nosbusch — 15,600; James L. Packard — 45,200; and Robert C. Stift — 45,200.

(4)

Travel-related expenses of a director’s spouse or guest are not included in these numbers. From time to time, spouses or guests may be invited to accompany the directors at a Company function at the Company’s expense. During 2012, spouses of directors were invited to attend the February Board meeting. Travel, meals, and other expenses reimbursed for the spouses attending the February event averaged about $340 per spouse.

(5)

Amounts do not include $89,235 paid to Mr. Stift during 2012 pursuant to the terms of a Supplemental Executive Retirement Plan of Grove North America, Division of Kidde Industries, Inc. (the predecessor of Grove Investors, LLC) (“Grove”). Prior to becoming a member of the Board of the Company, Mr. Stift served as an officer of Grove until his retirement in 1998, and was a participant in the plan when Grove was acquired by the Company in 2002. The benefits Mr. Stift receives under the plan relate solely to his prior service as an officer of Grove and do not relate to his service as a member of the Board of Directors of the Company.

8.	COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The discussion and analysis below is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (the CEO, CFO, and three other most highly compensated executive officers) and the basis for our compensation decisions. This discussion and analysis should be read together with the compensation tables located elsewhere in this Proxy Statement.

2012 Executive Summary

Financial Performance Was Above Targeted Goals and Total Shareholder Return (TSR) was +72%

2012 was a strong year for the Company in terms of financial and operational results, as well as total shareholder return as detailed below. Consistent with our emphasis on performance-based pay, the majority of our named executive officers’ target annual pay opportunity is based on financial results (relative to specific goals) and share price appreciation. Commensurate with the Company’s 2012 performance results, the incentive awards for the performance period ended December 31, 2012 were earned at above targeted levels.

Key Business Results	Impact on Pay Decisions

•   Sales increased by 8% to $3.9 billion from $3.6 billion in 2011

•   Operating Earnings increased by 29% to $281.8 million from $218.4 million in 2011

•   EPS increased by 111% to $0.78 from $0.37 in 2011

•   Operating Cash Flow increased by 940% to $162.3 million from $15.6 million in 2011

•   EVA® improved by $39.2 million

• Short-Term Incentive Plan (STIP) awards for Corporate performance were earned at 131.5% of target, reflecting our above target financial performance
• Aggregate Debt outstanding for 2011 and 2012 decreased by $225.0 million • EVA® for 2011 and 2012 improved by $62.5 million • Total shareholder return for 2012 was +72%	• 2011-12 performance share cycle was earned at 109.13% of target, which will be paid in two installments spread over 2013 and 2014

Our CEO’s Compensation is Commensurate with the Company’s Performance

As detailed throughout this discussion and analysis, the Company’s executive pay program is designed to be strongly aligned to our performance and shareholder value creation. Examples of this alignment are demonstrated by the CEO’s annual pay opportunity, which, as summarized below, is primarily performance-based and declined from 2011, and the sensitivity of the realizable pay to the Company’s performance (particularly total shareholder return (“TSR”)).

•

The CEO’s 2012 target direct compensation opportunity was set to approximate market median levels with the vast majority (82%) performance-based, which is only earned if specific Company financial goals are achieved or our stock price appreciates.

•	The total of the salary plus incentives, as shown in the Summary Compensation Table, for the CEO in 2012 decreased by 22% from 2011.

•

For 2009 to 2011, our CEO’s realizable pay, relative to CEO pay at 10 comparably-sized companies in similar businesses (a subset of our Relative TSR peer group), was in the lower quartile commensurate with the Company’s TSR performance, which was also in the lower quartile.

Changes Were Made to Improve the Pay-Performance Alignment and Governance of Our Pay Program

Significant changes were made to the executive compensation program for 2012 and 2013, as listed below, to improve the alignment to our business strategy and reflect market practices, as well as based on discussions with our shareholders and ISS.

Incentive Plan Design Changes

2012 Changes	2013 Changes

•    Increased the amount of EVA® improvement needed to earn target awards in the STIP

•    Reduced the STIP maximum award opportunity to 200% of target (from 250% of target)

•    Increased the performance share assessment period to three years (from two years)

•    Eliminated EVA® as a measure from performance shares, since it is already a measure in the STIP

•    Implemented Relative TSR as a measure for performance shares

•    Added EPS and Operating Cash Flow as measures to the STIP

•    For Long-Term Incentive awards, increased the weighting of performance shares to 60% of the regular grant mix and reduced stock options to 40% of the mix

•    Submitting for shareholder approval (in this Proxy Statement), the 2013 Omnibus Incentive Plan in order to further implement the foregoing changes

Governance and Other Pay Program Changes and Actions

•	Granted long-term incentive awards in 2012 to the named executive officers that had on average 35% lower accounting grant date value than 2011

•	Eliminated the CEO’s change in control (CIC) excise tax gross-up and replaced single-trigger cash severance provisions with double-trigger provisions

•	Eliminated CIC single-trigger cash severance provisions from any other executive officers that previously had this provision and replaced with double-trigger provisions

•

Implemented a more rigid stock holding requirement for executive officers, which requires that if an officer is not in compliance, the officer must retain all net shares from the exercise of stock options and vesting of restricted or performance shares until the officer is in compliance

•	Committed to no new or amended executive officer CIC agreements that will have excise tax gross-ups or single-trigger cash severance provisions

•	Presented additional information in this Proxy Statement regarding the performance goals for the STIP Awards and for performance share cycles ending in 2012

•	Contacted major shareholders regarding our pay practices, which did not reveal concerns with any executive compensation practices

•	Spoke with ISS regarding their vote recommendation process and our pay practices

•	Conducted a 3-year realizable pay and TSR performance analysis for the CEO versus industry peers, which confirmed the strong, multi-year alignment of pay and performance

•

Continued our long-standing practice of STIP awards varying commensurate with our performance (2009 to 2012 average Corporate payout was 81% of target), reflective of Company performance during that period

•	Continued our practice of not granting time-based restricted stock to officers (last grants of such awards were made in 2010)

2012 Shareholder Outreach and Response to 2012 Say-on-Pay Advisory Vote

At last year’s annual meeting, 48.4% of shareholder votes supported the advisory vote to approve executive compensation. The Company is committed to the interests of its shareholders and the delivery of long-term shareholder value through appropriate executive pay programs and governance actions that attract, motivate and retain a highly-qualified executive team. As part of this commitment, we maintain an ongoing dialogue with our shareholders. Following last year’s vote, we contacted our 51 largest shareholders representing approximately 48% of outstanding shares to solicit and respond to any feedback about our executive compensation program. Those shareholders who did engage with us provided comments on our 2011 and year-to-date stock price performance (the Company’s TSR declined 29% during the 2011 calendar year and increased 51% during the first quarter of 2012) and how they evaluate pay-for-performance. We did not receive any negative feedback regarding the design of the executive compensation program, and in fact investor feedback concerning the structure and efficacy of our compensation was generally quite positive. The shareholders generally focused their discussions on their process for evaluating say-on-pay. In the majority of cases shareholders indicated that they vote on compensation issues in accordance with the recommendations made by whomever they use for proxy advisory services. In our discussion with one of our top ten shareholders it became apparent that their negative recommendation was based on an incorrect understanding of our policy on share recycling. After we helped them understand the policy, the investor acknowledged that the practice did not appear to reflect poor compensation governance. In addition, we spoke with ISS several times to better understand its process for developing last year’s negative vote recommendation and to provide clarity on key design aspects of the Company’s pay program that it found concerning. In addition, we sought additional insight into ISS’s 2013 policies and approach for proxy analysis and vote recommendations.

As a result of these outreach efforts, as well as the Committee’s annual review of market practices and trends to ensure the executive compensation program best reflects our long-term business strategy and is well-aligned to shareholders, the Committee made several changes effective for 2012 and 2013, as summarized above and in this Compensation Discussion and Analysis below, that we believe further strengthen the alignment between the compensation of our named executive officers and our performance. Changes include reducing the maximum award opportunity under the STIP and adding earnings and cash flow measures to the STIP. Additionally, changes were made to the long-term incentive plan design by implementing Relative TSR as a performance measure, not using EVA® as a performance measure since it is used in the STIP, increasing the weighting on performance shares, and increasing the performance period to three years. Also, change in control severance benefits were reduced, and the amount of EVA® improvement needed to achieve target awards under the STIP was increased.

Compensation Program Administration

The Compensation Committee of the Board of Directors (“Compensation Committee”) is primarily responsible for administering the Company’s executive compensation program. As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the named executive officers. This review includes an annual consideration of the Company’s business strategy and talent needs and alignment of compensation to performance and shareholder interests. The Compensation Committee engages an independent compensation consultant, Pay Governance LLC, to assist with the review of the executive compensation program. Additional information about the role and processes of the Compensation Committee is presented in the Governance of the Board and its Committees — Compensation Committee section.

Compensation Program Objectives and Philosophy

Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize long-term total returns to our shareholders. For these reasons, the Compensation Committee designs the executive compensation program consistent with market typical/best practices to ensure strong alignment between executive pay and Company performance. A strong element of the design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities, at the lowest possible cost to the Company for the opportunities provided, in order to attract, motivate and retain highly-qualified executives critical to the achievement of the Company’s financial and strategic goals.

Key objectives and elements of the philosophy:

•

Paying for performance.    A significant portion of the compensation paid to an executive is incentive-based and “at risk,” which can be earned based on the achievement of the Company’s financial goals and/or stock price appreciation. (Incentive awards based on achievement of specific goals are capped at 200% of the award opportunity.)

•

Providing market competitive compensation.    Pay levels are targeted to be, on average, at market median levels based on individual factors (such as experience, length of service, and individual performance), internal structure and equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

•

Encouraging long service.    The Company offers several retirement and savings plans, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

•

Facilitating executive stock ownership.    Long-term incentive awards to executives are solely equity-based, and executive officers are subject to stock ownership guidelines to ensure meaningful ongoing alignment with shareholders.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC proxy disclosure rules, the Summary Compensation Table shows the grant date fair value of long-term incentive (LTI) grants, which is often very different from the actual and realizable/current values (if any amount is even earned) of such awards. The Committee reviews annually officer pay tally sheets detailing the past several years of actual and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change in control severance amounts.

In connection with its executive compensation determinations, the Company reviews survey data among comparable companies and broader market trends/developments, as provided by the Compensation Committee’s compensation consultant, Pay Governance LLC. Given the range of its businesses, for setting market-based pay levels the Company reviews market data among comparably-sized general industrial companies; a specific peer group is not used. Survey data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation.

The Majority of Officer Target Compensation is Performance-Based

Consistent with Company’s pay philosophy, the majority of the named executive officers’ target total direct compensation is only earned if specific financial goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date.

Incentive award opportunities are provided through a combination of annual and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation, with target goals typically set at levels higher than the last year’s actual results. Officers’ long-term incentive opportunities are provided solely through equity-based awards and are “at risk,” since they are only earned if specific goals are achieved or the stock price appreciates.

STIP Award Payouts Vary Commensurate With Company Performance

We have a history of Short-Term Incentive Plan (STIP) payouts being commensurate with the Company’s performance, as demonstrated over the prior four years. Specifically, payouts for Corporate performance ranged from 0% to 131.5% of target (average of 81% of target).

During 2012 STIP awards were based entirely on EVA®, which measures the economic profit generated by the Company. The Compensation Committee has long felt that

EVA® is a strong indicator of shareholder value. Effective January 1, 2013 the Board of Directors amended the STIP to allow for discretion to be exercised by the Compensation Committee to reduce the incentive award otherwise earned by a participant in any one year based on individual or other performance factors determined by the Compensation Committee. For the 2013 STIP award, in order to motivate and reward achievement of other important measures, the Compensation Committee exercised that discretion and executive officers awards are based fifty percent (50%) on EVA®, twenty-five percent (25%) on earnings per shares (EPS), and twenty-five percent (25%) on corporate operating cash flow, provided that the award earned may not exceed what the award would have been if it were one hundred percent (100%) EVA®-based.

Long-Term Incentive Awards are Tied to Company Performance

Long-term incentive award opportunities for executive officers are provided solely through equity-based awards and are “at risk,” since they are only earned if specific performance goals are achieved or if the stock price appreciates. With a desire to further tie long-term compensation to performance, in 2011 the Compensation Committee moved from awards with a value-weighting of seventy-five percent (75%) stock options and twenty-five percent (25%) restricted stock, to awards that were value-weighted as fifty percent (50%) stock options and 50% performance shares. As the Compensation Committee became aware that certain shareholders and shareholder advisory firms do not view stock options as rigorously performance-based and the Compensation Committee desired to further increase the pay-for-performance connection, the Compensation Committee reduced the value weighting for the 2013 stock option awards to forty percent (40%) and increased the value weighting of performance shares to sixty percent (60%). The following illustrates the evolution of the Company’s long-term incentive awards since 2010:

Award Type	2010	2011	2012	2013
Stock Options	75%	50%	50%	40%
Performance Shares • Measure #1 • Measure #2 • Performance Period	0%	50% EVA (25%) Debt Reduction (25%) 2 years (2011-2012)(1)	50% Relative TSR (25%) Total Leverage (25%) 3 years (2012-2014)	60% Relative TSR (30%) Debt Reduction (30%) 3 years (2013-2015)
Time-Based Restricted Stock	25%	Not Granted	Not Granted	Not Granted

(1)

For the 2011 award the performance period was from January 1, 2011 through December 31, 2012; however, only 75% of the award was paid out after the end of 2012. The remaining 25% is subject to the further requirement that the participant be continuously employed throughout the entire 2013 calendar year.

The long-term incentive awards are described in more detail later in the Compensation Discussion and Analysis.

CEO Pay Is Strongly Aligned with Company Performance

In 2012, the Compensation Committee reviewed the relationship between our CEO’s “realizable pay,” which reflects actual cash compensation and the current value of recent equity grants, and the Company’s TSR performance from 2009 through 2011, which, at the time, was the period that both pay and performance data were available for 10 companies of comparable size in similar businesses. Key aspects of this analysis are summarized below:

•

Realizable pay for our CEO and the CEOs at the examined companies is defined as (i) base salary, (ii) actual STIP award earned, (iii) the aggregate current value of restricted stock grants made during the period, (iv) the aggregate in-the-money value of stock options granted during the period, and (v) the actual payouts of performance-based equity and cash awards with performance periods beginning and ending during the three-year period, and the current value of the target number of unvested performance-based equity and cash awards granted during the three-year performance period.

•

The 10 companies used in this analysis, which are a subset of our “Relative TSR” comparator group and have revenues comparable to the Company (median 2011 revenues of $3.1 billion), were the following: Actuant Corporation, Briggs & Stratton Corp., Dover Corp., Gardner Denver Inc., Lincoln Electric Holdings Inc., Oshkosh Corporation, Pentair Ltd., SPX Corporation, and Terex Corp.

•

The realizable value of equity-based awards was determined using each company’s closing stock price on December 30, 2011. As such, this approach is different than analyzing target compensation or the fair value of equity awards at their grant date, which is reported in the Summary Compensation Table.

Over the three-year period from 2009 to 2011, our CEO’s realizable pay ranked in the bottom quartile commensurate with the Company’s Relative TSR, which also ranked in the bottom quartile. This outcome is a reflection of the Company’s pay-for-performance philosophy (during 2009 to 2011 incentive awards were generally earned at below target levels and most equity awards had 2011-year end values that were below the grant date values). Based on this analysis and the design of the pay programs, the Committee is satisfied with the alignment of our CEO’s realizable pay with the Relative TSR performance of the Company. The chart to the right provides an illustration of this realizable pay-for-performance analysis over the three-year period.

Compensation Elements

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his/her current job	Not at risk; eligible for annual performance-based merit increases and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals, as assessed by Economic Value Added (“EVA®”) results, with target earned only if meaningful improvement from the prior year is achieved and as assessed by other measures determined by the Board from time-to-time	Performance-based (variable) cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific financial goals, Relative TSR performance and stock price appreciation over time	All of the award opportunity is performance-based with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits	Encourage long service with the Company by providing retirement plan contributions which can grow in value over an executive’s career	Both fixed and variable aspects; contributions drive growth of funds and future payments
Benefits and Perquisites	Provide additional financial security and other enhanced benefits for executives (perquisites are very limited)	Generally fixed; actual cost is based on participation and usage
Change in Control (“CIC”) Continued Employment and Severance Benefits	Provide continuity of the leadership team leading up to and after a change in control	Contingent component; provides for continued employment upon a CIC and severance benefits if an executive’s employment is terminated following a CIC

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may also receive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages, and make additional incentive grants. Additional detail regarding each pay element is presented below. Other than the Change in Control Severance Arrangements (Contingent Employment Agreements) described below and the Employment Arrangement with Mr. Etchart summarized below, the Company does not have employment agreements with any of the named executive officers.

Base Salary.    Salaries are reviewed annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. At the end of 2011, based on consideration of the above-mentioned factors, the Board approved salary increases for the executive officers of the Company effective January 1, 2012. Additionally, at the end of 2012, based on consideration of the above-mentioned factors, the Board approved increases for the executive officers of the Company effective January 1, 2013. Based upon the survey data provided by the Compensation Committee’s compensation consultant, the base salaries approved for the named executive officers in 2012 and in 2013 on average approximated the median of base salaries of comparable positions, considering an individual’s experience, performance and other factors.

Short-Term Incentives.    The Short-Term Incentive Plan (“STIP”) rewards eligible participants for maximizing shareholder value. The Company believes the creation of shareholder value is best measured by improvements in EVA®, a technique developed by Stern Stewart & Co., which measures the economic profit generated by a business. EVA® is equal to the difference between the following:

(a)

Net operating profit after tax (for certain participants who are likely to directly affect improvements in the Company’s tax rate) or net operating profit before tax (for participants who are not likely to directly affect improvements in the Company’s tax rate), defined as operating earnings adjusted to eliminate the impact of, among other items, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs; and

(b)	A capital charge, defined as capital employed multiplied by the weighted average cost of capital.

During 2012 and for prior years, STIP awards were based entirely on EVA®. The Compensation Committee also believes that other metrics have a strong correlation to shareholder value and will further drive achievement of the annual plan and strategic plan results. Therefore, for 2013 the Board of Directors amended the STIP to allow for discretion to be exercised by the Compensation Committee to reduce the incentive award otherwise earned by a participant in any one year based on individual or other performance factors determined by the Compensation Committee. For the 2013 STIP award, the Compensation Committee exercised that discretion such that the 2013 annual incentive plan awards for executive officers are based fifty percent (50%) on EVA®, twenty-five percent (25%) on earnings per shares (EPS), and twenty-five percent (25%) on corporate operating cash flow, provided that the award earned may not exceed what the award would have been if it were one hundred percent (100%) EVA®-based.

The weighting of an EVA® center for a particular executive depends upon the executive’s primary operating unit responsibilities. For the EVA® portion of STIP awards, which in 2012 represented 100% of the awards, the EVA® weightings for the named executive officers were as follows:

•	Corporate Officers: awards based 100% on Corporate EVA® performance

•	Business Segment Presidents: awards are based 50% on the applicable business segment EVA® center performance and 50% on Corporate EVA® performance.

Awards under the STIP that relate to EVA® are based on results relative to target EVA® improvement for the participant’s EVA® center or combination of EVA® centers in the case of Business Segment Presidents. The named executive officers were in the Corporate Group, Crane Group, Foodservice Group or a combination of

Corporate and one of the other two groups. For 2012 the target improvement in EVA® for all participating groups was equal to the expected improvement in EVA® for 2012. As a result, in order to earn the target award EVA® performance had to be higher than 2011.

Probabilities of achievement are considered in calibrating the expected improvement and leverage factors. The leverage factor is the amount of EVA® above the target EVA® improvement level that must be achieved before an incentive award of two times the target incentive award percentage is earned, or stated in the converse, it is the minimum amount of EVA® below the target EVA® that would result in a zero incentive award being earned. The expected improvement and leverage factors are evaluated and recalibrated no less than every three years, and were last recalibrated for the 2012 goals resulting in higher expected improvement levels. The Company retains the services of Stern Stewart & Co. to assist with the recalibration of the leverage and expected improvement factors.

The 2012 target annual incentive award percentages assigned to the Company’s named executive officers ranged from 65% to 110% of base salary, based on the position’s responsibilities and business impact. Awards earned under the STIP can range from 0% to 200% of an individual’s target award opportunity based on actual EVA® results versus the target EVA® improvement for the year. Earned awards, if any, are fully paid out after the end of the year. Prior to 2012, the maximum award opportunity was 250% of the participant’s target award level.

2012 STIP Awards.    The Company’s actual 2012 EVA® performance improvement for the three Groups was above the target EVA® improvement level, resulting in STIP payouts for 2012 performance for the named executive officers. Presented below are the 2012 target and actual EVA® performance improvement levels for the participating groups (EVA® centers) applicable to named executive officers and the awards earned.

EVA Center	2012 Target Improvement (in millions)	2012 Actual Improvement (in millions)	Award Earned
Corporate Group	$10.8	$39.1	131.5%
Crane Group	$3.5	$33.3	140.0%
Foodservice Group	$7.3	$20.2	127.7%

The actual incentive award payouts for the named executive officers are presented in the Summary Compensation Table, in the column, “Non-Equity Incentive Plan Compensation.” The potential dollar range of the 2012 annual incentive awards, by named executive officer, is presented in the Grants of Plan-Based Awards table.

Use of Discretion.    The Compensation Committee did not use discretion to pay awards under the STIP that would not have otherwise been earned. The STIP allows the Compensation Committee to apply discretion in considering potential adjustments (e.g., certain accounting charges such as bad debt and inventory reserve expenses as well as research and development costs) presented by management in order to assess performance of continuing operations. In practice, the Compensation Committee has made a limited number of adjustments, which, for awards to be earned by executives during a particular year, must be determined no later than the Compensation Committee’s February meeting. The Compensation Committee reviews the actual results for a year and considers and approves potential adjustments in accordance with the STIP. There were no adjustments to the awards earned in 2012. With respect to the officers of the Company, these adjustments for a plan year must be made no later than the February Compensation Committee meeting of that year.

Long-Term Incentives.    Long-term incentive awards are currently granted under the Company’s 2003 Incentive Stock and Awards Plan (“Plan”), which was last approved by shareholders at the 2012 annual meeting; if shareholders approve the 2013 Omnibus Incentive Plan at the annual meeting, future grants of long-term incentive awards will be made under that plan. The Plan allows the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards, and performance units. The Compensation Committee has full authority to make awards to executive officers of the Company under the 2003 Plan. It determines the type, the number of shares, and the other terms of the awards.

Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

In 2012, in order to achieve the executive compensation program’s objectives, the Company granted senior executives (including named executive officers) 50% of their total long-term incentive award value in stock options and 50% in performance shares. As previously noted the 2013 grant mix increased the performance share value-weighting to 60% performance shares and reduced the stock option value-weighting to 40%. The 2012 performance shares can be earned only if specific goals, which will be assessed at the end of 2014, are achieved. (See the table in the section captioned Long-Term Incentive Awards are Tied to Company Performance for a description of the performance goals and for a comparison of the senior executive 2012 Long-Term Incentive grant mix to the grant mix for prior years and 2013.)

Since 2011, all of the senior executives’ long-term award opportunity has been “at-risk” — requiring achievement of specific multi-year financial goals or stock price appreciation; the executive officers have not received time-based restricted stock grants since 2010.

As part of the shift to provide a greater portion of the award opportunity in performance shares, the Company is requesting shareholder approval of the 2013 Omnibus Incentive Plan (Proposal 2). This Plan will provide shares for future grants of equity-based awards and allows the short-term and long-term incentive awards to be tax deductible (i.e., qualify as performance-based compensation under Section 162(m)).

Stock Options.    Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2012 have the following terms:

•	Exercise price is the closing trading price on the grant date.

•	Vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

•	Expire 10 years from the grant date.

Performance Shares.    Performance share award opportunities are provided to executives to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period are established by the Compensation Committee at the time of the award grant.

2012 Performance Share Grant. The 2012 performance share grant can be earned based on performance on the following two equally-weighted measures over the three-year performance period from January 1, 2012 through December 31, 2014:

•

Total Leverage, which assesses our performance over the three-year period for growing earnings and reducing debt (equal to Total Debt divided by earnings before interest, tax and depreciation, EBITDA); and

•

Relative TSR, which assesses our Total Shareholder Return (TSR), equal to stock price appreciation plus the reinvestment of dividends, provided to shareholders relative to a comparator group of 19 direct peers and industrial companies (listed below). Since the comparator group is used for performance, not pay levels, there are some TSR peers that are significantly smaller and larger than the Company. TSR is calculated using the 20-trading day average closing price at the start and end of the three-year performance cycle. Awards cannot exceed target if the Company’s TSR is negative, as assessed at the end of the three-year performance cycle.

The following is the comparator group of 19 direct peers and industrial companies used for determining Relative TSR for the 2012 Performance Share grant:

Actuant Corporation	Graco Inc.	Oshkosh Corporation
Astec Industries, Inc.	Illinois Tool Works Inc.	Pentair Ltd.
Briggs & Stratton Corp.	Ingersoll-Rand Plc	Robbins & Meyers Inc.
Caterpillar Inc.	Kennametal Inc.	SPX Corporation
Cummins Inc.	Lincoln Electric Holdings Inc.	Standex International Corp.
Dover Corp.	Middleby Corp.	Terex Corp.
Gardner Denver Inc.

The performance-award schedule for the Relative TSR portion of the performance share award is as follows:

Performance Level	Manitowoc’s Relative TSR Performance	Award Payout (as a % of Target)
Maximum	75th Percentile	200%
Target	50th Percentile	100%
Threshold	25th Percentile	25%

2011 Performance Share Grant.    The 2011 performance share grant, which was our first award of this type under the 2003 Incentive Stock and Awards Plan, was based on the achievement of two equally-weighted financial measures over the two-year performance period of January 1, 2011 to December 31, 2012: EVA® and Total Debt Reduction. As noted above, EVA® is our key measure of financial success and assesses our ability to generate earnings in excess of our cost of capital. Total Debt Reduction directly reflects our ability to generate cash flow that can be used to reduce our outstanding debt. The Compensation Committee feels that given the Company’s current level of debt, driving debt reduction will positively impact shareholder value.

For the 2011 performance share grant, a two-year performance cycle was used because it aligned with a critical time period in our strategic plan and assisted in transitioning to a new award type away from an award of restricted shares. However, the 2011 performance share grants vest over three years, with 75% of the shares earned by an executive paid out after the completion of the two-year performance period. The remaining 25% of the shares earned are subject to the further requirement that the executive be continuously employed by the Company through the end of 2013.

The actual performance for the 2011 performance share award is illustrated below:

Performance Measure (Weighting)	Target Performance	Actual Performance	Award Earned
EVA® (50%)	$17 million improvement in EVA® from 2010	$62.5 million improvement in EVA®	131.72%
Debt Reduction (50%)	$260 million of cumulative debt reduction	$225 million cumulative debt reduction	86.54%
Weighted Average Award Earned			109.13%

Restricted Stock.    Prior to 2011, restricted stock was granted to senior executives to facilitate retention and, for newly hired executives, recruitment. The Compensation Committee discontinued granting this type of award to executive officers in favor of performance shares, which the Committee believes are more consistent with its pay-for-performance philosophy. The restrictions on the restricted stock awards granted to executives in 2010 lapse on the third anniversary of the respective grant date. During the restricted period, the executive is entitled to any dividends paid on the restricted stock. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement.

Grant Guideline Development.    The Compensation Committee sets award guidelines for each officer and job classification level based upon survey market median levels and the Company’s recent average stock price. Beginning in 2012, the Committee decided to use the approximate 20-trading day average closing price ending on the date of the February Compensation Committee meeting for determining the grant levels. In prior years equity grant guidelines were set based on the Company’s 90-day average stock price ending January 31. As discussed in last year’s proxy filing, the 2011 accounting fair values reported in the Summary Compensation Table were significantly higher than the grant guideline values due to significant stock price appreciation at date of grant relative to the 90-day average price used to develop the grant levels. Based on a historical analysis, it is expected that the 20-trading day average approach will achieve the objective of minimizing single-day price volatility in determining grants, while likely resulting in a smaller difference between the guideline basis and stock price at grant.

The actual grant price and accounting expense were determined at the date of grant (February 28, 2012 for stock options and May 1, 2012 for performance shares, which were granted contingent upon shareholder approval of the amended plan at the 2012 annual meeting). The accounting fair value of performance shares based on Relative TSR was determined using a Monte Carlo Simulation in accordance with FASB ASC Topic 718, which resulted in an accounting fair value that was higher than the stock price at grant. As result of the accounting valuations, the weighting, based on the fair value at grant, of stock options and performance shares is not exactly equal.

The grant date fair value of the 2012 stock option grants and performance share awards is presented in the Grants of Plan-Based Awards table. The ultimate value, if any, which will be realized, is not determinable at the date of grant.

Retirement Benefits.    In order to facilitate the long service of highly-qualified executives, the Company provides retirement benefits.

Supplemental Executive Retirement Plan (SERP).    Executives may be selected by the Compensation Committee to be eligible to participate in the nonqualified Supplemental Executive Retirement Plan (“SERP”). An executive is not eligible to participate in the SERP until the executive has at least five years of credited service with the Company and/or its subsidiaries; additional criteria for participation may be considered by the Compensation Committee. During 2012, of the named executive officers, only Messrs. Tellock, Laurino and Musial were participants in the SERP. Benefits provided under the SERP are intended to provide a life annuity equal to 55% of a participant’s five-year final average pay (salary plus STIP-related awards). When a participant becomes eligible for a distribution from the SERP, the participant may elect to receive the distribution in a single lump-sum or over a period not to exceed ten years. For any executive who became a participant after December 31, 2008, and whose projected total service at his or her target retirement date is less than 25 years, the 55% target retirement benefit will be prorated based on the projected total service years divided by 25. The actuarial change from 2012 in the named executive officers’ SERP benefits is presented in the Summary Compensation Table. Detailed information about the SERP is presented in the Pension Benefits Table.

401(k) Retirement Plan.    Active, regular, full-time, non-union, U.S.-based employees (including the named executive officers) are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company match. In addition, the plan has a Retirement Plan feature, in which the Company provides an annual contribution of from 0% to 4% of eligible compensation to another defined contribution account. There are no employee contributions to the retirement plan feature. Contributions under the retirement plan feature are based on an EVA® formula, subject to a cap, and are reviewed and approved by the retirement committee. The annual Company contribution in the retirement plan feature was suspended as of July 31, 2009, and reinstated effective for the calendar year commencing January 1, 2013, such that compensation earned subsequent to July 31, 2009 was not considered in calculating the Company contribution for 2012. The value of Company annual matching contributions to The Manitowoc Company, Inc. 401(k) Retirement Plan under the savings plan feature is presented in the Summary Compensation Table.

Eric Etchart Employment Arrangement.    In addition to the pay elements described above for the named executive officers, Mr. Etchart is and remains an employee of Manitowoc France SAS (formerly Potain SAS) and has an employment agreement with that company. As an officer of the Company, Mr. Etchart is on assignment from Manitowoc France SAS, the terms of which are set forth in an assignment letter dated May 1, 2007. Under the terms of Mr. Etchart’s assignment, he is entitled to a base salary and participates in the Company’s Short-Term Incentive Plan and the 2003 Incentive Stock and Awards Plan (and any successor plans), which are described above.

Furthermore, during his assignment as an officer of the Company, when feasible, he will continue to receive pension, healthcare, retirement and short- and long-term disability benefits under benefit plans sponsored in his home country of France. Under the terms of Mr. Etchart’s employment agreement with Manitowoc France SAS, Mr. Etchart is entitled to the benefits of a category III C classification under the collective bargaining agreement Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie, which benefits include certain severance benefits as described in the Executive Compensation — Eric P. Etchart Severance Benefits section of this Proxy Statement. Additionally, his employment agreement with Manitowoc France SAS provides in general that (a) all inventions he develops during his employment will belong to the Company, (b) all tools and equipment provided him for use in his employment belong to the Company and may only be used in connection with his employment, (c) he will work exclusively for the Company and will keep Company information confidential and maintain himself free of any conflict of interest, (d) he will agree not to compete with the Company for a period of up to two years following the termination of his employment in consideration for the payment by the Company to him of an amount equal to one-half his monthly base salary for each month during the non-compete period, and (e) either he or the Company may terminate the employment agreement upon three months’ notice (but this notice was modified to six months in connection with his current assignment as an executive officer of the Company). As an executive officer of the Company, Mr. Etchart will also be provided with other benefits customarily provided to executive officers of the Company, including reimbursement of relocation expenses pursuant to Company policy and the compensation and employment arrangements described in this Compensation Discussion and Analysis section and in the Executive Compensation section of this Proxy Statement.

Perquisites/Other Benefits.    In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to executives. In 2012, the Company provided the following: supplemental long-term disability insurance, tax preparation, car allowance, spouse/guest travel and limited personal use of aircraft. The aggregate 2012 cost of the foregoing for each executive officer was less than $30,000. The value of perquisites and supplemental benefits, in total and itemized, provided in 2012 are presented in the Summary Compensation Table and All Other Compensation Table.

Change in Control Severance Arrangements.    In order to facilitate attraction and retention of highly-qualified executives, the Company has arrangements (Contingent Employment Agreements) with the named executive officers and certain other key executives (including the named executive officers), which provide for the executives’ continued employment (for a three-year period for the CEO and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provide for certain severance benefits in the event the executive is terminated without “cause” (as defined in the agreements) prior to the end of the employment period. For named executive officers other than the CEO, the severance amount is two years (the CEO is three years) and there is not an excise tax gross-up (the CEO previously had a conditional excise tax gross-up, which has been eliminated). In 2012, the Compensation Committee decided to eliminate the ability of certain officers to elect to terminate following a change-in-control (“single trigger”) and receive cash severance benefits, and instead instituted a “double trigger.” As such, there are no executive officer arrangements with excise tax gross-ups or single trigger cash severance provisions. Further detail regarding these agreements is presented in the Post-Employment Compensation section.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for executive officers. The guidelines provide that within 5 years after the date that the executive officer became an officer (or as CEO), the executive officer should hold an amount of stock with a value at least equal to the following:

•	CEO: 5x’s base salary

•	Other Executive Officers: 3x’s base salary

Stock ownership includes shares owned outright, restricted stock, and stock equivalents held in deferred compensation/retirement arrangements. Additionally, one-half of the guideline amounts can be met by vested, in-the-money stock options held by the executive. As of December 31, 2012, each of the named executive officers was in compliance with his respective ownership guideline.

If an executive does not meet his/her ownership requirement, which is measured as of the end of any given year (or the fifth anniversary of the date the executive officer was named an officer or became CEO), the executive must retain all net shares from the exercise of stock options and the vesting of restricted shares and performance shares until compliance is achieved. This more rigid stock holding compliance requirement was put in place in 2012.

Other Pay Elements

Deferred Compensation.    In order to further help in attracting and retaining highly-qualified employees, to facilitate stock ownership and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan. Eligible participants may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP.

Credits to deferred compensation accounts for key employees will also include a contribution by the Company. This contribution equals the amount of compensation deferred by the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement plan contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only Common Stock of the Company). Transfers between the Company Stock Fund and the other funds are not permitted. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The value of the Company’s annual contributions in 2012 to the Deferred Compensation Plan is presented in the Summary Compensation Table. As with the Retirement Plan feature of the Company’s 401(k) Retirement

Plan, the Company’s contribution to the Deferred Compensation Plan was suspended as of July 31, 2009, and reinstated effective January 1, 2013. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation Table.

Severance Pay Plan.    The Company also has a severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan for other forms of employment termination, except for the severance benefits that Mr. Etchart is entitled to as an employee of a French company pursuant to the French collective bargaining agreement, as described in the Executive Compensation section of this Proxy Statement.

Other Executive Compensation Policies

Stock Awards Granting Policy.    In 2012, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees. Stock awards to executive officers consisted of stock options and performance shares. In order to ensure tax deductibility, the 2012 performance share grants were made contingent upon shareholder approval of amendments to the 2003 Incentive Stock and Awards Plan, which was approved by shareholders on May 1, 2012. Stock awards to other key employees included stock options, performance shares and/or restricted stock. Stock awards are generally granted in February. Stock awards are also used to attract executives and key employees, and as such, stock awards are at times made to executives and key employees at the time they become employees or officers of the Company. In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards. In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.    The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and key employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. In addition to the specific restrictions set forth in the policy, which includes limits against pledging shares, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Pay Clawbacks.    In addition to any right of recoupment against our CEO or CFO pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, we intend to recoup executive officer compensation, or a portion thereof, to the extent required under rules to be adopted by the SEC and New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. We will implement a policy that complies with such rules.

Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its CEO and certain other highly compensated executive officers. Qualified performance-based compensation for the CEO and certain “covered officers” is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 2003 Incentive Stock and Awards Plan and the Short-Term Incentive Plan are intended to qualify for the performance-based compensation exception under Section 162(m), and the Company is having shareholders vote on the 2013 Omnibus Incentive Plan at the 2013 annual meeting, which will replace the other plans, in order for certain compensation pursuant to that plan to qualify under the exception. It is the Compensation Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

Approval of Compensation Discussion and Analysis.    Management of the Company has prepared the foregoing Compensation Discussion and Analysis of the compensation program for named executive officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2012 (included in this Proxy Statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Compensation Consultants.    In carrying out its responsibility to administer the Company’s executive compensation program during 2012, the Compensation Committee retained the services of Pay Governance LLC. Pay Governance LLC did not provide any compensation-related services or advice to management. A separate firm is retained by management to provide compensation consulting services.

Risk Assessment of Compensation Practices.    During 2010, Pay Governance LLC completed a comprehensive risk assessment of the Company’s executive compensation program, including an evaluation of the governance, philosophy, program structure, design, and performance metrics. The risk assessment included various business leaders, including the heads of finance, legal and human resources. The detailed findings, which were reviewed and discussed with the Committee, found that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was reached, and remains current, based on the Company’s governance practices and program design features as detailed in the CD&A. In particular, we note the following:

•	The Board and the Compensation Committee oversee and govern all elements of executive compensation ensuring risk is appropriately incorporated into the philosophy and program structure

•	Incentive compensation plans have been designed consistent with the Company’s objectives and market practices and include varying performance measures and ongoing stock ownership requirements

•	Performance metrics reflect risk and use of capital, quality and sustainability of results and employee line of sight over multiple time horizons

•	Compensation plan governance processes clearly define oversight roles to assure that compensation plans are aligned with business goals and risk tolerances

Compensation Committee

Cynthia M. Egnotovich, Chair

Donald M. Condon, Jr.

James L. Packard

Robert C. Stift

9.	EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the “total compensation” earned by the named executive officers during the fiscal year ending December 31, 2012.

•	Actual payouts are presented in the Salary (before deferrals) and Non-Equity Incentive Plan Compensation (STIP payouts) columns.

•

The grant date fair value of equity-based grants is shown in the Stock Awards and Options Awards columns. None of this amount was realized during 2012; instead the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years.

•

The 2011 and 2012 Stock Awards were delivered solely through performance shares, which are only earned if specific multi-year financial goals are achieved, and the value of shares earned, if any, is based on our stock price at the time of payment.

•	The 2010 Stock Awards were delivered solely through restricted stock, which vests three years after the date of grant.

•

The actuarial change in the pension value from last year is presented in the Change in Pension Value column; the Company does not provide above-market earnings on nonqualified deferred compensation. The amount consists entirely of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (for 2012 this reflects the change from December 31, 2011 to December 31, 2012).

•	For additional context regarding the CEO’s 2011 and 2012 long-term incentive compensation, see the Compensation Discussion and Analysis and footnote 7 to the Summary Compensation Table below.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (1)(2)	Option Awards (1)(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Glen E. Tellock	2012	$965,000	$0	$1,765,965	$1,636,201	$1,395,873	$1,504,847	$34,324	$7,302,210	(7)
President and Chief	2011	$940,000	$0	$2,492,800	$2,771,454	$1,137,400	$1,294,486	$47,436	$8,683,576	(7)
Executive Officer	2010	$840,000	$0	$831,955	$2,117,520	$586,320	$501,737	$27,853	$4,905,385	(7)
Carl J. Laurino	2012	$450,000	$0	$390,107	$361,519	$443,813	$324,609	$22,189	$1,992,237
Senior Vice President &	2011	$405,000	$0	$552,900	$614,376	$318,533	$233,787	$11,787	$2,136,383
Chief Financial Officer	2010	$340,000	$0	$130,525	$415,200	$154,258	$137,610	$14,705	$1,192,298
Eric P. Etchart	2012	$450,000	$0	$470,366	$436,118	$458,156	$0	$440,314	$2,254,954
President — Manitowoc	2011	$440,000	$0	$699,200	$778,596	$377,608	$0	$457,383	$2,752,787
Crane Group	2010	$390,000	$0	$254,240	$524,190	$145,509	$0	$231,044	$1,544,983
Michael Kachmer	2012	$460,000	$0	$507,456	$469,433	$447,120	$0	$20,590	$1,904,599
President — Manitowoc	2011	$440,000	$0	$699,200	$778,596	$352,506	$0	$18,665	$2,288,967
Foodservice Group	2010	$390,000	$0	$254,240	$524,190	$407,384	$0	$13,734	$1,589,548
Thomas G. Musial	2012	$408,000	$0	$353,369	$328,045	$348,738	$433,796	$30,720	$1,902,668
Senior Vice President,	2011	$398,000	$0	$482,600	$536,130	$313,027	$357,789	$54,256	$2,141,802
Human Resources & Administration	2010	$385,000	$0	$141,875	$453,087	$174,675	$365,117	$22,919	$1,542,673

(1)

The amounts listed in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of such awards in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).

(2)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The restrictions on restricted stock awards lapse on the third anniversary of the grant date. For 2010, the awards represented in this column are shares of restricted stock. For 2011 and 2012, the awards represented in this column are performance shares. The value for the 2011 and 2012 grants of performance shares is based on the target number of shares that could be earned if the performance goals are met. The actual number of shares issued at the end of the performance period may be more or less than the target award, depending upon the actual performance in comparison to the target performance goals. For 2011, the actual award performance was 109.13% of target. For performance at “maximum,” each named executive officer may earn up to two (2) times the target number of performance shares.

(3)

Reflects the grant date fair value of the awards granted in each year shown as computed under ASC 718. The options expire ten years from the grant date; options granted in 2010 vest in 25% increments annually beginning on the second anniversary of the grant date and continuing on each subsequent anniversary until the fifth anniversary. Options granted in 2011 and 2012 vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(4)	Consists of cash awards made under the Company’s Short-Term Incentive Plan. The amount reflects the amount earned for performance during the year indicated but not paid until the next year.

(5)

Consists of the change in the actuarial present value of the individual’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan (for 2012 this reflects the change from December 31, 2011 to December 31, 2012). The Company does not provide above-market earnings on non-qualified deferred compensation.

(6)	Consists of compensation included in the All Other Compensation Table which follows this table.

(7)

The CEO’s actual base salary, annual incentive award (“STIP Payout”), and long-term incentive values realized during 2011 and 2012 are presented below. The actual values realized presented below for long-term incentives are different than amounts in the Summary Compensation Table above, which presents the grant date fair value.

Calendar Year	Base Salary	STIP Payout	Long-Term Incentive Values Realized		Total Actual Realized Compensation
			Option Exercises	Stock Vesting
2012	$965,000	$1,395,873	$2,429,596	$821,017	$5,611,486
2011	$940,000	$1,137,400	$0	$187,910	$2,265,310

ALL OTHER COMPENSATION TABLE

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Company Contributions to Deferred Compensation Account(2)	Insurance Premiums	Tax Preparation Fee Reimbursement	Car Allowance	Other(3)	Total
Glen E. Tellock	2012	$8,127	$0	$4,675	$0	$15,600	$5,922	$34,324
	2011	$6,575	$0	$4,675	$8,364	$15,600	$12,222	$47,436
	2010	$1,644	$0	$4,675	$3,254	$15,600	$2,660	$27,833
Carl J. Laurino	2012	$0	$0	$987	$0	$10,800	$10,402	$22,189
	2011	$0	$0	$987	$0	$10,800	$0	$11,787
	2010	$1,644	$171	$987	$554	$10,800	$549	$14,705
Eric P. Etchart	2012	$0	$0	$0	$15,530	$10,800	$413,984	$440,314
	2011	$0	$0	$0	$22,795	$10,800	$423,788	$457,383
	2010	$0	$0	$0	$0	$10,800	$220,244	$231,044
Michael J. Kachmer	2012	$8,500	$0	$1,290	$0	$10,800	$0	$20,590
	2011	$6,575	$0	$1,290	$0	$10,800	$0	$18,665
	2010	$1,644	$0	$1,290	$0	$10,800	$0	$13,734
Thomas G. Musial	2012	$9,539	$0	$7,079	$2,495	$10,800	$807	$30,720
	2011	$7,350	$0	$7,079	$27,819	$10,800	$1,208	$54,256
	2010	$1,644	$0	$7,079	$3,396	$10,800	$0	$22,919

(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a retirement plan feature in which the Company provides an annual contribution of at least 3% of eligible compensation to another defined contribution account. The Company match component was suspended as of August 31, 2009 until October 3, 2010, such that there was no Company match for the period from September 1 through October 2, 2010. Additionally, the annual Company contribution in the retirement plan feature was suspended as of July 31, 2009, and reinstated effective January 1, 2013. Accordingly, compensation earned from August 1, 2009 through the end of 2012 was not considered in calculating the Company contribution for the retirement plan feature for 2010, 2011, or 2012. Thus for the years indicated, the amounts presented only include the Company match under the savings plan feature of the plan.

(2)

Consists of contributions made by the Company in the year subsequent to the year indicated, based on performance in the year indicated, to the Company’s Deferred Compensation Plan and credited to the executive’s account. As with the Retirement Plan feature of the Company’s 401(k) Retirement Plan, the Company’s contribution to the Deferred Compensation Plan was suspended as of July 31, 2009 and reinstated effective January 1, 2013. The amount is equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the greater of 3% or the rate of variable retirement account contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent.

(3)

For 2012, includes (a) $413,063 of expat related fees (including tax gross-ups) for Mr. Etchart and his family; (b) personal use of Company aircraft and officer’s family travel on commercial airlines — Glen E. Tellock — $4,639, Carl J. Laurino — $9,492, and Eric P. Etchart — $162; (c) personal use of membership — Glen E. Tellock — $984, Thomas G. Musial, Carl J. Laurino and Eric P. Etchart — $759 each.

For 2011, includes (a) $423,351 of ex-pat related fees (including tax gross-ups) for Mr. Etchart and his family; and (b) personal use of the Company aircraft — Glen E. Tellock — $11,032 and Eric P. Etchart — $438.

For 2010, includes (a) $219,484 of ex-pat related fees (including tax gross-up) for Mr. Etchart and his family; and (b) personal use of the Company aircraft — Glen E. Tellock — $2,660; Carl J. Laurino — $549; and Eric P. Etchart — $760.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the 2012 awards under the Company’s Short-Term Incentive Plan (“STIP”) and the 2003 Incentive Stock and Awards Plan (stock options and performance shares). Any STIP awards earned in 2012 will be paid in the first quarter of 2013. Other than the stock option awards and the performance share awards, which are disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2012.

Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)(2)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Glen E. Tellock	STIP	2/28/2012		0	$1,061,500	$2,123,000
	Stock Options	2/28/2012								205,295	$16.28	$1,636,201
	Performance Shares	2/28/2012	(3)				25,056	100,225	200,450			$1,765,965
Carl J. Laurino	STIP	2/28/2012		0	$337,500	$675,000
	Stock Options	2/28/2012								45,360	$16.28	$361,519
	Performance Shares	2/28/2012	(3)				5,535	22,140	44,280			$390,107
Eric P. Etchart	STIP	2/28/2012		0	$337,500	$675,000
	Stock Options	2/28/2012								54,720	$16.28	$436,118
	Performance Shares	2/28/2012	(3)				6,673	26,695	53,390			$470,366
Michael J. Kachmer	STIP	2/28/2012		0	$345,000	$690,000
	Stock Options	2/28/2012								58,900	$16.28	$469,433
	Performance Shares	2/28/2012	(3)				7,200	28,800	57,600			$507,456
Thomas G. Musial	STIP	2/28/2012		0	$265,000	$530,000
	Stock Options	2/28/2012								41,160	$16.28	$328,045
	Performance Shares	2/28/2012	(3)				5,013	20,055	40,110			$353,369

(1)

Reflects the grant date fair value of the awards granted in 2012 as computed under ASC 718. The options expire ten years from the grant date and vest in 25% increments annually beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

(2)	Reflects the grant date fair value of the awards granted in 2012 as computed under ASC 718. The performance shares granted in 2012 are earned based on a three-year performance cycle.

(3)

Performance shares were granted on February 28, 2012 contingent upon shareholder approval of the amendment to the 2003 Incentive Stock and Awards Plan at the Annual Shareholders’ Meeting on May 1, 2012. The shareholders approved the amendment at the Annual Shareholders’ Meeting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the stock option, restricted shares, and performance shares awards previously granted to the named executive officers (in any year prior to 2013) that were outstanding at the end of 2012 either due to the award not yet vesting or due to the executive’s decision not to exercise vested stock options:

Name	Option Awards(1)				Stock Awards(2)(3)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glen E. Tellock	66,256 66,200 37,400 27,000 47,550 185,150 102,000 71,725 0	0 0 0 0 15,850 185,150 306,000 215,175 205,295	$10.1400 $26.1000 $29.5150 $36.0400 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800	May 3, 2015 May 3, 2016 February 27, 2017 May 1, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022	73,300 143,178 200,450	(2) (3) (4)	$1,149,344 $2,245,031 $3,143,056	(5) (6) (6)
Carl J. Laurino	62,800 47,200 27,600 13,800 37,650 20,000 15,900 0	0 0 0 4,600 37,650 60,000 47,700 45,360	$10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800	May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022	11,500 31,756 44,280	(2) (3) (4)	$180,320 $497,934 $694,310	(5) (6) (6)
Eric P. Etchart	9,600 18,239 14,000 20,000 16,200 26,602 25,250 20,150 0	0 0 0 0 5,400 46,300 75,750 60,450 54,720	$10.2150 $18.7225 $29.5150 $36.0400 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800	February 25, 2015 February 24, 2016 February 27, 2017 May 1, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022	22,400 40,159 53,390	(2) (3) (4)	$351,232 $629,693 $837,155	(5) (6) (6)
Michael J. Kachmer	50,000 9,750 46,300 25,250 20,150 0	0 3,250 46,300 75,750 60,450 58,900	$29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800	February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022	22,400 40,159 57,600	(2) (3) (4)	$351,232 $629,693 $903,168	(5) (6) (6)
Thomas G. Musial	32,000 46,200 23,000 13,425 37,050 21,825 13,875 0	0 0 0 4,475 37,050 65,475 41,625 41,160	$10.1400 $26.1000 $29.5150 $39.1300 $4.4100 $11.3500 $19.7800 $16.2800	May 3, 2015 May 3, 2016 February 27, 2017 February 15, 2018 February 24, 2019 February 11, 2020 February 14, 2021 February 28, 2022	12,500 27,719 40,110	(2) (3) (4)	$196,000 $434,633 $628,925	(5) (6) (6)

(1)	Consists of incentive and non-qualified options to purchase Common Stock of the Company under the Company’s 2003 Incentive Stock and Awards Plan.

(2)	Consists of restricted stock awarded under the Company’s 2003 Incentive Stock and Awards Plan.

(3)

Consists of the unvested portion of the performance share awards granted in 2011 under the 2003 Incentive Stock and Awards Plan. The performance period for the 2011 grant concluded at the end of 2012 with actual performance at 109.13% of target, and thus the number of shares appearing here is the number of shares awarded based on actual performance of 109.13%. Seventy-five percent (75%) of the performance share award granted in 2011 vested upon being certified by the Compensation Committee in February 2013 and are thus included in these numbers as unvested as of December 31, 2012. The remaining twenty-five percent (25%) vest at the end of 2013 provided the individual remains continuously employed by the Company throughout 2013.

(4)

Consists of the performance share awards granted in 2012 under the 2003 Incentive Stock and Awards Plan. The performance period expires at the end of 2014. In projecting performance as of December 31, 2012, the number of shares appearing here is the number of shares that would be awarded assuming maximum performance (200%) is achieved.

(5)	Market value of restricted stock calculated based on the closing stock price on December 30, 2012, the last trading day of 2012, of $15.68.

(6)	The market value is calculated based on the unvested award amount noted in the preceding column multiplied by the closing stock price on December 31, 2012 of $15.68.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for each named executive officer, the stock options exercised and the number of restricted shares as to which restrictions lapsed during 2012. The value realized from the exercise of stock options reflects the total pre-tax value realized by the officers (stock price at exercise minus the option’s exercise price). Value from option exercises was only realized to the extent the Company’s stock price increased relative to the exercise price (stock price at grant). These stock options and shares of restricted stock were granted to the named executive officers prior to 2012; consequently, the value realized by the executives was actually earned over several years.

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen E. Tellock	180,000	$2,429,596	50,900	$821,017
Carl J. Laurino	36,686	$478,924	10,400	$167,752
Eric P. Etchart	0	$0	12,700	$204,851
Michael J. Kachmer	0	$0	12,700	$204,851
Thomas G. Musial	90,600	$1,053,151	10,200	$164,526

(1)	The dollar value realized by stock option exercises in 2012 represents the total pre-tax value realized by the named executive officers upon exercise.

(2)

Represents the number of shares of restricted stock as to which restrictions lapsed at market value, which was the closing stock price on the lapse date. In 2012, the restrictions lapsed on February 24, 2012, with a closing stock price on that date of $16.13.

RETIREMENT AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Pension Benefits

(Supplemental Executive Retirement Plan)

The following table sets forth information with respect to the Supplemental Executive Retirement Plan as of December 31, 2012.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Glen E. Tellock	SERP	12.58	$6,432,731	$0
Carl J. Laurino	SERP	6.00	$1,169,180	$0
Eric P. Etchart	SERP	0	$0	$0
Michael J. Kachmer	SERP	0	$0	$0
Thomas G. Musial	SERP	12.58	$5,253,751	$0

(1)

Reflects the number of years since the participant began participating in the plan. The plan was adopted by the Company in 2000. Currently an executive of the Company is not eligible to participate under the plan until the executive has at least five credited years of service with the Company and satisfies other criteria determined by the Compensation Committee. Mr. Tellock and Mr. Musial became plan participants at the time of the plan’s adoption in 2000. Mr. Laurino began participating under the plan as of January 1, 2007. Mr. Etchart and Mr. Kachmer were not plan participants during 2012. As of December 31, 2012, the named executive officers had the following actual years of service with the Company: Glen E. Tellock — 21.98 years, Carl J. Laurino — 12.99 years, Eric P. Etchart — 29.67 years, Michael J. Kachmer 5.83, and Thomas G. Musial — 35.42 years.

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to fund a life annuity equal to 55% of a participant’s final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). A participant’s final five-year average pay is computed by averaging the participant’s projected base salary (including elective deferrals) and non-equity incentive plan compensation (which prior to 2008 included two payout components) payable for each year for the five consecutive calendar year period when the participant receives or is projected to receive his or her highest average compensation prior to the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty (80); and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten (10) years. Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has at least five credited years of service with the Company and/or its subsidiaries and satisfies other criteria determined by the Compensation Committee. Additionally, for any executive who becomes a participant after December 31, 2008 and whose projected total service at his or her target retirement date is less than 25 years, the 55 % target retirement benefit will be prorated based on the projected total service years divided by 25.

Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2012:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Glen E. Tellock	$0	$0	$106,300	$0	$462,090
Carl J. Laurino	$54,353	$0	$49,747	$0	$375,150
Eric P. Etchart	$0	$0	$0	$0	$0
Michael J. Kachmer	$0	$0	$0	$0	$0
Thomas G. Musial	$0	$0	$154,428	$0	$1,368,273

(1)

Reflects elective deferrals of compensation earned or payable in 2012. These amounts were also included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.

Post-Employment Compensation

Effective January 28, 2013, the Company amended and reinstated its Contingent Employment Agreements (the “Contingent Employment Agreements”) with the named executive officers (and certain other key executives and employees of the Company and certain subsidiaries) that replaced previously existing contingent employment agreements. The amendments to the Contingent Employment Agreements eliminated single trigger cash severance provisions from any executive officer that previously had this provision (and replaced them with double trigger provisions), and eliminated the excise tax gross-ups from the CEO agreement (they had already been eliminated from the agreements of other named executive officers).

The Contingent Employment Agreements provide generally that in the event of a “change in control” (as defined in the Agreements) of the Company, each executive will continue to be employed by the Company for a period of time (three years in the case of the CEO and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change in control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity are no less favorable than those that were available prior to a change in control. After a change in control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions and the level of increases provided to other officers and employees. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period if the executive voluntarily retires from the Company or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive is terminated by the Company without cause following a change in control, the executive is entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the applicable employment period. Upon a change in control, stock options fully vest, restrictions on restricted stock or similar securities lapse, and each holder of performance shares has the right to receive, in exchange for the performance shares, cash equal to a pro-rated amount of performance shares based on the amount of time that has lapsed during the performance period up to the change in control. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change in control.

If a named executive officer is terminated by the Company without cause within six months prior to a change in control and it is reasonably demonstrated by the employee that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (ii) otherwise arose in connection with or in anticipation of a change in control, the employee will be entitled to the severance payment and benefits that he would have otherwise have received if he were terminated by the Company without cause following a change in control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Sections 280G of the Internal Revenue Code and would result in the imposition on the executive of an excise tax under 4999 of the Internal Revenue Code (the “Excise Tax”), the executive is not entitled to any tax gross up amount; however, the executive would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive is less than the after-tax amount that would be retained by the executive if the executive were instead to be paid or provided (as the case may be) the maximum amount that the executive could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive shall be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provide that if the executive is terminated (i) by the Company without cause prior to the end of the employment period; or (ii) by the Company within six months prior to a change in control in anticipation of a change in control as explained above, the executive will be prohibited from competing with the Company for (y) the lesser of two years or the unexpired term of the employment period or (z) two years in the case of a termination of the Company within six months prior to a change in control in anticipation of a change in control as described above.

Estimated Payments upon a Change in Control

The following table presents the estimated payouts that would be made upon a change in control coupled with an executive’s termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 31, 2012. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, if any, would depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact on the executive’s employment.

Name	Base Salary(1)	Annual Incentive- Based Compensation(2)	Stock Options(3)	Restricted Stock Awards(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Glen E. Tellock	$2,895,000	$3,119,593	$3,411,621	$1,663,648	$1,047,685	$67,500	$0	$12,205,047
Carl J. Laurino	$900,000	$611,069	$684,116	$294,392	$231,437	$45,000	$0	$2,766,014
Eric P. Etchart	$900,000	$654,182	$849,799	$495,488	$279,052	$45,000	$0	$3,223,520
Michael J. Kachmer	$920,000	$804,673	$849,799	$495,488	$301,056	$45,000	$0	$3,416,016
Thomas G. Musial	$816,000	$557,627	$701,060	$295,568	$209,642	$29,200	$0	$2,609,097

(1)	Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s base salary on December 31, 2012.

(2)

Represents 3 times Mr. Tellock’s and 2 times each of the other executive’s average earned incentive compensation under the Company’s Short-Term Incentive Plan during the most recently completed 3 fiscal years (2010 through 2012).

(3)	Intrinsic value of unvested stock options based on the closing trading price ($15.68) of the Company’s Common Stock at December 31, 2012, the last trading day of 2012.

(4)

Represents the value of unvested restricted stock, on which restrictions would lapse upon a change in control, based on the closing price ($15.68) of the Company’s common stock at December 31, 2012, the last trading day of 2012.

(5)

Represents the value of unvested performance shares, prorated and based on performance at year-end which for the 2012-14 cycle was projected to be at the maximum level (2x target), based on the closing price ($15.68) of the Company’s common stock on December 31, 2012, the last trading day of 2012.

(6)	Represents 3 times in the case of Mr. Tellock, and 2 times in the case of each of the other executives, the value of the annual benefits provided to the executive.

(7)	The Company does not provide officers excise tax gross-ups.

As stated in the Compensation Discussion and Analysis, the Company also has a formal severance pay plan that establishes a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. The Board of Directors has the sole authority to authorize any benefits under the plan to any elected officer of the Company. Other than this discretionary severance pay plan, the Company does not have a formal severance plan or other forms of employment termination except in the event of a change in control as described above, and except for the severance benefits to which Mr. Etchart is entitled as employee of a French company pursuant to the French collective bargaining agreement, as described below.

Eric P. Etchart Severance Benefits

As mentioned previously, as an employee of Manitowoc France SAS, Mr. Etchart is also covered by a collective bargaining agreement, Convention Collective Nationale de Ingénieurss et Cadres de Métallurgie. The collective bargaining agreement provides for certain severance payments to which Mr. Etchart would be entitled, determined as follows: 128.6% of the sum of (a) 1/5th of one month’s salary and incentive compensation per year of service for the first seven years of service, plus (b) 3/5ths of one month’s salary and incentive compensation per year of service for each year of service above seven years. For purposes of the foregoing, one month’s salary and incentive compensation is deemed to be 1/12th of the total salary and incentive compensation for the twelve months preceding the severance date. Since Mr. Etchart’s employment began in 1983, he has 29 years of seniority for purposes of calculating his severance. Therefore, assuming a December 31, 2012 termination date, his severance would be $1,415,388 which is calculated based on the following formula: ((1/5 × 7) + (3/5 × 22))×1.286 = 18.7756 multiplied by 1/12th of his total salary and incentive compensation for 2012, or 18.7756 × 1/12 × $904,613 = $1,415,388. Additionally under the terms of the collective bargaining agreement, Mr. Etchart is entitled to six months’ notice of termination. Mr. Etchart would be entitled to his full compensation and benefits during the six-month notice period.

10.	MISCELLANEOUS

Other Matters

Management knows of no business that will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2014 must be received no later than November 22, 2013, at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2013 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to March 22, 2014, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available online at www.proxydocs.com/mtw and also through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2012 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES
Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

March 22, 2013

APPENDIX A

THE MANITOWOC COMPANY, INC.

2013 OMNIBUS INCENTIVE PLAN

1. Purpose, Effective Date and Definitions.

(a) Purpose. The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan has two complementary purposes: (i) to attract, retain, focus and motivate executives and other selected employees, directors, consultants and advisors and (ii) to increase shareholder value. The Plan will accomplish these objectives by offering participants the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock or receive other incentive compensation on the terms that this Plan provides.

(b) Effective Date. This Plan will become effective on the date on which the Plan is approved by the Company’s shareholders (the “Effective Date”). If the Company’s shareholders approve this Plan, then the Company’s 2003 Incentive Stock and Awards Plan and the Company’s 2004 Non-Employee Director Stock and Awards Plan (together, the “Prior Plans”) will terminate on the Effective Date and the Company’s Short-Term Incentive Plan will terminate on December 31, 2013, and no new awards may be granted under such plans after their respective termination dates; provided that each such plan shall continue to govern awards outstanding as of the date of such plan’s termination and such awards shall continue in force and effect until terminated pursuant to their terms.

(c) Definitions. Capitalized terms used and not otherwise defined in various sections of the Plan have the meanings given in Section 19.

2. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

Notwithstanding any provision of the Plan to the contrary, the Administrator shall have the discretion to grant an Award with any vesting condition, any vesting period or any performance period if the Award is granted to a newly hired or promoted Participant, or accelerate or shorten the vesting or performance period of an Award, in connection with a Participant’s death, Disability, Retirement or termination by the Company or an Affiliate without Cause or a Change of Control.

Notwithstanding the above statement or any other provision of the Plan, once established, the Administrator shall have no discretion to increase the amount of compensation payable under an Award that is intended to be performance-based compensation under Code Section 162(m), although the Administrator may decrease the amount of compensation a Participant may earn under such an Award.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c) No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 2(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.

3. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

4. Types of Awards; Assistance to Participants.

(a) Grants of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary (that qualifies under Code Section 422) may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

(b) Assistance. On such terms and conditions as shall be approved by the Administrator, the Company or any Subsidiary may directly or indirectly lend money to any Participant or other person to accomplish the purposes of the Plan, including to assist such Participant or other person to acquire Shares upon the exercise of Options, provided that such lending is not permitted to the extent it would violate terms of the Sarbanes-Oxley Act of 2002 or any other law, regulation or other requirement applicable to the Company or any Subsidiary.

5. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 8,000,000 Shares, plus the number of Shares described in Section 5(c), are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or shares reacquired at any time and now or hereafter held as treasury stock. The aggregate number of Shares reserved under this Section 5(a) shall be depleted by the maximum number of Shares, if any, that may be issuable under an Award as determined at the time of grant; provided that the aggregate number of Shares reserved under this Section 5(a) shall be depleted by 1.5 Shares for each Share delivered in payment or settlement of a full-value Award. For this purpose, a full-value Award includes Restricted Stock, Restricted Stock Units payable in Shares, Performance Shares, Performance Units payable in Shares, and any other similar Award payable in Shares under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share. A full-value award does not include Options or Stock Appreciation Rights such that the aggregate number of Shares reserved under this Section 5(a) shall be depleted by one (1) Share for each Share delivered in settlement of a Stock Appreciation Right and by one (1) Share for each Share delivered in payment of Options exercised. Notwithstanding the foregoing, no more than 800,000 Shares may be issued upon the exercise of incentive stock options. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share.

(b) Replenishment of Shares Under this Plan. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable, or that other compensation with respect to the Shares covered by the Award will not be payable, on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Additionally, the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Option Price or withholding taxes related to an outstanding Award, and (iii) Shares repurchased on the open market with the proceeds of the Option Price.

(c) Addition of Shares from Prior Plans. After the Effective Date, if any Shares subject to awards granted under the Prior Plans would again become available for new grants under the terms of such plan if such plan were still in effect (taking into account, at the time such awards would again become available, such plan’s provisions concerning termination or expiration, if any), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under Section 5(a).

(d) Participant Limitations. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i) receiving Options for, and/or Stock Appreciation Rights with respect to, more than 2,000,000 Shares during any fiscal year of the Company;

(ii) receiving Awards of Restricted Stock and/or Restricted Stock Units, and/or other Stock-based Awards pursuant to Section 12, relating to more than 500,000 Shares during any fiscal year of the Company;

(iii) receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 1,000,000 Shares during any fiscal year of the Company; or

(iv) receiving Awards with a performance period of more than one year, including Awards of Performance Units the value of which is not based on the Fair Market Value of Shares, Long-Term Incentive Award(s) or Dividend Equivalent Unit(s) that would pay more than $10,000,000 to the Participant during any single fiscal year of the Company.

(v) receiving Awards with a performance period of not more than one year, including Annual Incentive Awards, Awards of Performance Units the value of which is not based on the Fair Market Value of Shares, or Dividend Equivalent Unit(s) that would pay more than $4,000,000 to the Participant during any fiscal year of the Company.

In all cases, determinations under this Section 5(d) should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

6. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (e) the terms and conditions of vesting and exercise; and (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. Except to the extent the Administrator determines otherwise, a Participant may exercise an Option in whole or part after the right to exercise the Option has accrued, provided that any partial exercise must be for one hundred (100) Shares or multiples thereof. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. Unless restricted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options made be made by (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and/or (y). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

7. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

8. Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (d) the length of the vesting and/or performance period (provided that any period of vesting applicable to Restricted Stock or Restricted Stock Units that are (i) not subject to a Performance Goal and (ii) granted to a Participant other than a Non-Employee Director may not lapse more quickly than ratably over three (3) years from the date of grant, subject to Sections 2 and 17) and, if different, the date on which payment of the benefit provided under the Award will be made; (e) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (f) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or a combination thereof.

Except to the extent otherwise set forth in an Award agreement:

(a) Following the issuance of Shares of Restricted Stock to a Participant and before the Shares are fully vested, the Participant shall be entitled to exercise full voting rights with respect to such Shares, and receive all dividends or distributions paid with respect to such Shares; and if any such dividends or distributions are paid in Shares, such Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding the foregoing, no dividends or distributions shall be payable to the Participant with respect to, and the Participant shall not have the right to vote the Shares of Restricted Stock with respect to, record dates occurring prior to the grant date of the Award, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited such Shares.

(b) Subject to Section 13, Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units shall be subject to the transfer restrictions set forth in Section 14 and to forfeiture upon termination of employment or service until the vesting and/or performance conditions set forth in the Award agreement have been satisfied.

(c) A Participant shall not be entitled to, and shall agree to waive or otherwise surrender, any rights to vote or receive dividends or other distributions paid with respect to Performance Shares, Performance Units valued in Shares or Restricted Stock Units that are granted to the Participant until after the Performance Shares have been earned or the Company has issued Shares in settlement of the Performance Units or Restricted Stock Units in accordance with the Award agreement.

9. Annual Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment; provided that the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement (except, in the case of an Award intended to constitute performance-based compensation under Code Section 162(m), to the extent inconsistent with the applicable requirements of Code Section 162(m)), or such other circumstances as the Administrator may specify.

10. Long-Term Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period (which must be more than one year), the potential amount payable, and the timing of payment; provided that the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement (except, in the case of an Award intended to constitute performance-based compensation under Code Section 162(m), to the extent inconsistent with the applicable requirements of Code Section 162(m)), or such other circumstances as the Administrator may specify.

11. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided that Dividend Equivalent Units may not be granted in connection with an Option, Stock Appreciation Right or other “stock right” within the meaning of Code Section 409A; and provided further that no Dividend Equivalent Unit granted in tandem with another Award shall include vesting provisions more favorable to the Participant than the vesting provisions, if any, to which the tandem Award is subject; and provided further that any performance period applicable to an Awards of Dividend Equivalent Units must relate to a period of at least one year except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one year.

12. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation except as provided herein (and subject to the limitations of Section 15(e)), such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

13. Effect of Termination on Awards. If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of the Participant’s termination of employment or service on the Participant’s Awards, then such agreement shall control. In any other case, except as otherwise provided by the Administrator in an Award agreement or as otherwise determined by the Administrator prior to or at the time of termination of a Participant’s employment or service, the following provisions shall apply upon a Participant’s termination of employment or service with the Company and its Affiliates.

(a) Termination of Employment or Service. If a Participant’s service with the Company and its Affiliates as an employee or a Director ends for any reason other than (i) a termination for Cause, (ii) death, (iii) Disability or (iv) Retirement, then:

(i) Any outstanding unvested Options or SARs shall be forfeited immediately upon such termination, and any outstanding vested Options or SARs shall be exercisable until the earlier of (A) six (6) months following the Participant’s termination date and (B) the expiration date of the Option or SAR under the terms of the applicable Award agreement; provided that, if the Option was granted to a Director, then the vested Options or SARs shall be exercisable until the earlier of twelve (12) months following the Participant’s termination date and the expiration date.

(ii) All other outstanding Awards made to the Participant, to the extent not then earned, vested or paid to the Participant, shall terminate on the Participant’s last day of employment or service.

(b) Death, Disability or Retirement of Participant. If a Participant dies during employment with the Company and its Affiliates or while a Director, or if a Participant’s service terminates as a result of Disability or Retirement, then:

(i) All outstanding Options or SARs shall become fully vested and exercisable by the Participant or, in the case of death, by the Participant’s estate or the person who has acquired the right to exercise such Awards by bequest or inheritance, as follows:

(A) In the case of the Participant’s death, until the earlier of twelve (12) months following the date of the Participant’s death and the expiration date of the Option or SAR.

(B) In the case of a termination as a result of Disability, until the earlier of twelve (12) months following the date of the termination and the expiration date of the Option or SAR.

(C) In the case of a termination as a result of Retirement, until the earlier of ten (10) years following the date of the Participant’s Retirement and the expiration date of the Option or SAR.

(ii) All restrictions on all outstanding Awards of Restricted Stock or Restricted Units that are not Performance Awards, including all related Dividend Equivalent Units, shall be deemed to have lapsed, and such Awards shall become fully vested, upon the date of death or termination, as applicable.

(iii) All outstanding Awards of Performance Shares and Performance Units, including all related Dividend Equivalent Units, shall be paid in either unrestricted shares of Stock or cash, as the case may be, following the end of the performance period and based on achievement of the Performance Goals established for such Awards, as if the Participant had not died or terminated service, as applicable, but prorated based on the portion of the performance period that the Participant has completed at the time of death or termination of service.

(iv) All other outstanding Awards made to the Participant, to the extent not then earned, vested or paid to the Participant, shall terminate on the Participant’s last day of employment or service.

(c) Termination for Cause. If a Participant’s employment with the Company and its Affiliates or service as a Director is terminated for Cause, all Awards and grants of every type, whether or not then vested, shall terminate no later than the Participant’s last day of employment. The Committee shall have discretion to waive the application of this Section 13(c) in whole or in part and to determine whether the event or conduct at issue constitutes Cause for termination.

(d) Time of Termination. For purposes of this Section 13, termination of service shall be deemed to occur at 11:59 p.m. (Central Time) on the relevant date described above, except that, if the Participant is terminated for Cause, then the termination shall occur immediately at the time of such termination.

(e) Consultants and Other Stock-Based Awards. The Administrator shall have the discretion to determine, at the time an Award is made, the effect of the termination of service of a Consultant on Awards held by such individual, and the effect on other Stock-based Awards of the Participant’s termination of employment or service with the Company and its Affiliates.

14. Restrictions on Transfer, Encumbrance and Disposition. No Award granted under this Plan may be sold, assigned, mortgaged, pledged, exchanged, hypothecated or otherwise transferred, or encumbered or disposed of, by a Participant other than by will or the laws of descent and distribution, and during the lifetime of the Participant such Awards may be exercised only by the Participant or the Participant’s legal representative or by the permitted transferee of such Participant as hereinafter provided (or by the legal representative of such permitted transferee). Notwithstanding the foregoing, (a) unless otherwise prohibited by an Award agreement, a Participant may transfer Awards to (i) his or her spouse, children or grandchildren (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a partnership in which such Immediate Family Members are the only partners; provided that the transfer will be effective only if the Participant receives no consideration for such transfer; and (b) a Participant may transfer an Award if permitted by the Administrator. Subsequent transfers of transferred Awards are prohibited except transfers to those persons or entities to which the Participant could have transferred such Awards, or transfers otherwise made in accordance with this Section 14. Any attempted transfer not permitted by this Section 14 shall be null and void and have no legal effect. The restrictions set forth in this Section 14, and any risk of forfeiture applicable to an Award, shall be enforceable against any transferee of an Award.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan. In addition, no Award may constitute qualified performance-based compensation within the meaning of Code Section 162(m) unless, to the extent required by Code Section 162(m) for such Award to constitute qualified performance-based compensation, the material terms of the Performance Goals applicable to such Award are disclosed to and reapproved by the shareholders of the Company no later than the first shareholder meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the Performance Goals.

(b) Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 5(a) or the limits set forth in Section 5(d) (except as permitted by Section 17), (B) an amendment to shorten the minimum vesting periods required in Section 8, or (C) an amendment that would diminish the protections afforded by Section 15(e).

(c) Amendment, Modification, Cancellation and Disgorgement of Awards.

(i) Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii) Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of any agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

(iii) Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

(iv) Unless the Award agreement specifies otherwise, the Administrator may cancel any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 17, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16. Taxes.

(a) Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company or its Affiliate may deduct (or require an Affiliate to deduct) from any cash payments of any kind otherwise due the Participant, or with the consent of the Administrator, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then, unless restricted by the Administrator and subject to such procedures as the Administrator may specify, a Participant may satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company and its Affiliates may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 5(a), (b) and (d)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

For the avoidance of doubt, the grant of an Award shall not affect in any way the right or power of the Company or any of its Affiliates to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s or such Affiliate’s capital structure or business, or any merger, consolidation or business combination of the Company or such Affiliate, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the Stock or the rights of the holders of Stock, or the dissolution or liquidation of the Company or any

Affiliate, or any sale or transfer of all or any part of its assets or business or any other Company or Affiliate action or proceeding, whether of a similar character or otherwise.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Change of Control. To the extent the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control with respect to the Participant’s Awards, such agreement or policy shall control. In all other cases, unless provided otherwise in an Award agreement or by the Administrator prior to the date of the Change of Control, in the event of a Change of Control:

(i) each holder of an Option or SAR shall have the right at any time thereafter to exercise the Option or SAR in full whether or not the Option or SAR was theretofore exercisable; provided that the Company may elect to cancel all outstanding Options or SARs in exchange for a cash payment equal to the excess of the Change of Control Price over the exercise price of the Shares subject to such Option or SAR upon the Change of Control (or for no cash payment if such excess is zero);

(ii) Shares of Restricted Stock and Restricted Stock Units that are not then vested shall vest upon the date of the Change of Control and each holder of such Restricted Stock or Restricted Stock Units shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of such Restricted Stock, an amount of cash equal to the Change of Control Price of such Restricted Stock or Restricted Stock Units; provided that the Company may elect to cancel each outstanding Restricted Stock Unit in exchange for a cash payment equal to the Change of Control Price upon the Change of Control;

(iii) each holder of a Performance Share and/or Performance Unit for which the performance period has not expired shall have the right, exercisable by written notice to the Company within sixty (60) days after the Change of Control, to receive, in exchange for the surrender of the Performance Share and/or Performance Unit, an amount of cash equal to the product of the value of the Performance Share and/or Performance Unit, assuming the greater of target or projected actual performance (based on the assumption that the applicable Performance Goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the Change of Control), and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; provided that the Company may elect to cancel each outstanding Performance Unit in exchange for a cash payment equal to the value of such Performance Unit;

(iv) all Incentive Awards for which the performance period has not yet expired shall be deemed to have been earned pro rata, as if the Performance Goals are attained as of the effective date of the Change of Control, by taking the product of (A) the sum of (1) average of the Annual Incentive Award earned by the Participant during the Company’s latest three consecutive fiscal years, and (2) the greater of target or projected actual performance (based on the assumption that the applicable Performance Goals continue to be achieved at the same rate through the end of the performance period as they are at the time of the Change of Control) for any Long-Term Incentive Award, and (B) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(v) each holder of an Incentive Award, Performance Share and/or Performance Unit that has been earned but not yet paid shall receive an amount of cash equal to the value of the Incentive Award, Performance Share and/or Performance Unit;

(vi) each holder of a Dividend Equivalent Unit shall be entitled to receive a cash payment equal to the value of the Dividend Equivalent Unit as of the date of the Change of Control; provided that such payment will be pro rated to the extent, if at all, any related Award is settled on a pro rata basis; and

(vii) each holder of any type of Award not subject to the foregoing provisions shall be entitled to receive a cash payment based on the value of the Award as of the date of the Change of Control.

For purposes of this Section 17, the “value” of a Performance Share shall be equal to, and the “value” of a Performance Unit for which the value is equal to the Fair Market Value of Shares shall be based on, the Change of Control Price.

Notwithstanding anything to the contrary in this Section 17(c), the terms of any Awards that are subject to Code Section 409A shall govern the treatment of such Awards upon a Change of Control, and the terms of this Section 17(c) shall not apply, to the extent required for such Awards to remain compliant with Code Section 409A, as applicable.

(d) Application of Limits on Payments.

(i) Determination of Cap or Payment. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, if any payments or benefits paid by the Company pursuant to this Plan, including any accelerated vesting or similar provisions (“Plan Payments”), would cause some or all of the Plan Payments in conjunction with any other payments made to or benefits received by a Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 17(d), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

(ii) Procedures.

(A) If a Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (1) the amount of the Base Period Income (as defined below), (2) the amount and present value of the Total Payments, (3) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a)(ii), and (4) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were delivered in accordance with Section 17(d)(i)(A) or (y) the Total Payments were delivered in accordance with Section 17(d)(i)(B). The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 17(d)(i)(B) applies, then the Plan Payments or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(B) For purposes of this Section 17: (1) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (2) present value shall be calculated in accordance with Code Section 280G(d)(4); (3) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (4) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (5) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(C) If National Tax Counsel so requests in connection with the opinion required by this Section 17(d)(ii), the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.

(D) The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 17, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(E) This Section 17 shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Section 17 shall be cancelled without further effect.

18. Miscellaneous.

(a) Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in (i) a court sitting in the County of Manitowoc, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

19. Definitions. Capitalized terms used in this Plan or any Award agreement have the following meanings, unless the Award agreement otherwise provides:

(a) “Administrator” means the Committee; provided that, to the extent the Board has retained authority and responsibility as an Administrator of the Plan, the term “Administrator” shall also mean the Board or, to the extent the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more officers of the Company as permitted by Section 2(b), the term “Administrator” shall also mean such officer or officers.

(b) “Affiliate” shall have the meaning given in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Shares, an Annual Incentive Award, a Long-Term Incentive Award, Dividend Equivalent Units or any other type of award permitted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means any of the following as determined by the Company: (i) with respect to Participants other than Non-Employee Directors, (A) the failure of the Participant to perform or observe any of the material terms or provisions of any written employment agreement between the Participant and the Company or its Affiliates or, if no written agreement exists, the gross dereliction of the Participant’s duties (for reasons other than the Participant’s Disability) with respect to the Company or its Affiliates; (B) the failure of the Participant to comply fully with the lawful directives of the Board or the board of directors of an Affiliate of the Company, as applicable, or the officers or supervisory employees to whom the Participant reports; (C) the Participant’s dishonesty, misconduct, misappropriation of funds, or disloyalty or disparagement of the Company, any of its Affiliates or its management or employees; or (D) other proper cause determined in good faith by the Administrator; or (ii) with respect to Non-Employee Directors, (A) fraud or intentional misrepresentation; (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Affiliates; or (C) any other gross or willful misconduct as determined by the Committee, in its sole and conclusive discretion.

(f) “Change of Control” means the first to occur of the following with respect to the Company or any upstream holding company (which, for purposes of this definition, shall be included in references to “the Company”):

(i) Any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the

“Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined above) acquires thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. Notwithstanding the foregoing, a merger or consolidation involving the Company shall not be considered a “Change of Control” if the Company is the surviving corporation and shares of the Stock are not converted into or exchanged for stock or securities of any other corporation, cash or any other thing of value, unless persons who beneficially owned shares of the Stock outstanding immediately prior to such transaction own beneficially less than a majority of the outstanding voting securities of the Company immediately following the merger or consolidation;

(iii) The Company or any Affiliate sells, assigns or otherwise transfers assets in a transaction or series of related transactions, if the aggregate market value of the assets so sold, assigned or otherwise transferred exceeds fifty percent (50%) of the Company’s consolidated book value, determined by the Company in accordance with generally accepted accounting principles, measured at the time at which such transaction occurs or the first of such series of related transactions occurs; provided that such a transfer effected pursuant to a spin-off or split-up where shareholders of the Company retain ownership of the transferred assets proportionate to their pro rata ownership interest in the Company shall not be deemed a “Change of Control”;

(iv) The Company dissolves and liquidates substantially all of its assets; or

(v) At any time after the Effective Date when the “Continuing Directors” cease to constitute a majority of the Board. For this purpose, a “Continuing Director” shall mean: (A) the individuals who, at the Effective Date, constitute the Board; and (B) any new Directors (other than Directors designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), or (iii) of this definition) whose appointment to the Board or nomination for election by Company shareholders was approved by a vote of at least two-thirds of the then-serving Continuing Directors.

If an Award is considered deferred compensation subject to the provisions of Code Section 409A, then the Administrator may include an amended definition of “Change of Control” in the Award agreement issued with respect to such Award as necessary to comply with, or as necessary to permit a deferral under, Code Section 409A.

(g) “Change of Control Price” means the highest of the following: (i) the Fair Market Value of the Shares, as determined on the date of the Change of Control; (ii) the highest price per Share paid in the Change of Control transaction; or (iii) the Fair Market Value of the Shares, calculated on the date of surrender of the relevant Award in accordance with Section 17(c), but this clause (iii) shall not apply if in the Change of Control transaction, or pursuant to an agreement to which the Company is a party governing the Change of Control transaction, all of the Shares are purchased for and/or converted into the right to receive a current payment of cash and no other securities or other property.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(i) “Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of

Non-Employee Directors (not fewer than two (2)) who also qualify as Outside Directors to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule and to permit Awards that are otherwise eligible to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify.

(j) “Company” means The Manitowoc Company, Inc., a Wisconsin corporation, or any successor thereto.

(k) “Director” means a member of the Board; “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries; and “Outside Director” means a Director who qualifies as an outside director within the meaning of Code Section 162(m).

(l) “Disability” means disability as defined in the Company’s long-term disability plan covering exempt salaried employees, except as otherwise determined by the Administrator and set forth in an Award agreement. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

(m) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share as described in Section 11.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(o) “Fair Market Value” means, per Share on a particular date, the last sales price on such date on the national securities exchange on which the Stock is then traded, as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, will be used. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator, in its discretion, will be used. If an actual sale of a Share occurs on the market, then the Company may consider the sale price to be the Fair Market Value of such Share.

(p) “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), and shall include “Annual Incentive Awards” as described in Section 9 and “Long-Term Incentive Awards” as described in Section 10.

(q) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(r) “Participant” means an individual selected by the Administrator to receive an Award.

(s) “Performance Goals” means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units: revenue; cash flow; total shareholder return; dividends; debt; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; net operating profit; net operating profit after taxes; net sales; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; Fair Market Value of Shares; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); accounts receivable; average inventories (calculated by taking the average of inventories at the end of each month); inventories; return on average total capital employed; return on net assets employed before interest and taxes; economic value added; return on year-end equity; current assets; non-interest bearing current liabilities; net property, plant and equipment; operating assets; capitalized research and development; goodwill; accumulated amortization of goodwill; goodwill impairment; capital; cost of capital; cost of equity; cost of debt; bad debt reserves; inventory reserves; taxes; or a combination of the foregoing. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles to the extent applicable, but, unless otherwise determined by the Administrator, will exclude the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions, dispositions or recapitalizations; (vii) impacts on interest expense, preferred dividends and share dilution as a result of debt and capital transactions; and (viii) extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, that, in case of each of the foregoing, the Company identifies in its publicly filed periodic or current reports, its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s annual report. With respect to any Award intended to qualify as performance-based compensation under Code Section 162(m), such exclusions shall be made only to the extent consistent with Code Section 162(m). To the extent consistent with Code Section 162(m), the Administrator may also provide for other adjustments to Performance Goals in the Award agreement or plan document evidencing any Award. In addition, the Administrator may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effects of changes in other laws or regulations affecting reported results; and (iii) accruals of any amounts for payment under this Plan or any other compensation arrangements maintained by the Company; provided that, with respect to any Award intended to qualify as performance-based compensation under Code Section 162(m), such adjustment may be made only to the extent consistent with Code Section 162(m). Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers, averages and/or percentages) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, in the case of Awards that the Administrator determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Administrator may establish other Performance Goals and provide for other exclusions or adjustments not listed in this Plan.

(t) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met) as described in Section 8.

(u) “Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met) as described in Section 8.

(v) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(w) “Plan” means The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan, as may be amended from time to time.

(x) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, as described in Section Section 8.

(y) “Restricted Stock Unit” means the right to receive a cash payment and/or Shares equal to the Fair Market Value of one Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, as described in Section 8.

(z) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, (i) with respect to Participants other than Non-Employee Directors, termination of employment or service with the Company and its Affiliates on or after the date the Participant has both attained age sixty (60) and completed five (5) years of service with the Company and its Affiliates, and (ii) with respect to Participants who are Non-Employee Directors, the Non-Employee Director’s removal (other than for Cause), non-election (other than for Cause) or resignation on or after reaching the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines.

(aa) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(bb) “Share” means a share of Stock.

(cc) “Stock” means the Common Stock of the Company.

(dd) “Stock Appreciation Right” or “SAR” means the right to receive cash, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ee) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

ADDENDUM TO

THE MANITOWOC COMPANY, INC.

2013 OMNIBUS INCENTIVE PLAN

APPLICABLE TO EMPLOYEES AND MANAGING DIRECTORS WHO ARE TAX

RESIDENTS OF FRANCE

The terms and conditions detailed below are to be read in conjunction with The Manitowoc Company, Inc 2013 Omnibus Incentive Plan (hereinafter the “Plan”). Defined terms hereinafter are to have the same meaning as that stated in the Plan.

ARTICLE I. SCOPE OF THE ADDENDUM

This Addendum only governs the grant of the Options to employees of any direct or indirect French subsidiaries of The Manitowoc Company, Inc. and its subsidiaries and affiliates (hereinafter “the Manitowoc Group”) (in accordance with article L 225-180 of the new “Code de Commerce”), and not the other Awards provided for in the Plan.

Notwithstanding any other provisions of the Plan not referred to in this Addendum, the following provisions/amendments are applicable to such employees in respect of the Options. These provisions constitute either exceptions to provisions of the same nature provided for in the Plan, or additional rules to these documents, so that the Options qualify as options under French law for favorable social and tax regime.

ARTICLE II. GRANT OF OPTIONS

2.1	Granting Period.

The authorization given by the shareholders’ meeting of The Manitowoc Company, Inc. to the Board of Directors and the Compensation and Benefits Committee (hereinafter the “Committee”) for granting the Options is limited to thirty eight (38) months as from the date of this shareholders’ meeting.

2.2	Beneficiaries.

Options may be granted under this Addendum to the following beneficiaries (hereinafter “Employees”):

•

Employees, i.e., individuals having an employment contract with the French company and being at the date of grant of the Options, based in France or abroad under a temporary secondment and individuals having an employment contract with a foreign company of the Manitowoc Group as defined by article L 225-180 of the new “Code de Commerce” and being seconded in France.

•	Managing Directors (i.e., “Dirigeants Sociaux”) of any French company of the Manitowoc Group as defined by article L 225-180 of the new “Code de Commerce” at the date of grant.

2.3	Type of Options.

The Options granted under the Plan modified by this Addendum will only be purchase Options (i.e., Shares bought back by the Company). No Options may be granted under this Addendum that are subscription Options (i.e., newly issued Shares of the Company).

Limited stock appreciation right:

No Stock Appreciation Right may be granted after the date of grant of the related Options. In addition, such Stock Appreciation Right must be mentioned in the Option grant letter.

2.4	Date of Grant.

Options cannot be granted during the ten (10) stock exchange sessions preceding and following the publication of the consolidated or annual accounts.

Options cannot be granted during a period starting at the date at which the management of the Company is aware of any information that could have a significant impact on the Company’s Share price and ending ten (10) stock exchange sessions after this information has been made public.

Options cannot be granted within a twenty (20) day period following a distribution of dividends or a capital increase.

2.5	Conditions of Grant.

Options are definitively offered and cannot be cancelled or modified.

No Options can be granted to any Employees holding Shares representing ten percent (10%) or more of The Manitowoc Company, Inc. share capital at the date of the grant of the Options.

The total number of Options granted to Employees and remaining unexercised (outstanding Options) shall never cover a number of Shares exceeding one-third of The Manitowoc Company, Inc. share capital.

Should the Company purchase its Shares before granting Options the purchase Options shall be awarded over the stock within twelve (12) months of their purchase.

The Shares shall be purchased by the issuing Company at least one day before the Options become exercisable.

2.6	Option Price.

The Option price will be the Fair Market Value of Common Stock at the date of grant (i.e., the price per share at the close of the previous day’s trading as reported on the New York Stock Exchange Composite Tape).

Nevertheless, unless otherwise specifically approved by the Committee, this Option price shall not be less than ninety-five percent (95%) of the average stock exchange price during the twenty (20) days preceding the day when the Option is granted. In addition, this Option Price shall not be less than ninety-five percent (95%) of the average purchase price of its own Shares held by The Manitowoc Company, Inc. to be allocated to the Option holder.

ARTICLE III. REGIME OF OPTIONS

3.1	Transferability of the Options.

Notwithstanding any other provisions of the Plan not referred to in this Addendum, an Option is only transferable by death of the Employee. In the event of an Employee’s death, the period during which the legal heirs are entitled to exercise the Option is six (6) months following the Employee’s death.

3.2	Adjustments of the Option Price.

The Option price shall remain unchanged as from the grant of the Options until the exercise of the Options. The Option price shall be adjusted only upon the occurrence of the events specified under French law (article L 225-181 of the new “Code de Commerce”).

No other event may constitute a recognized exception under French regulations except in case of any modifications as provided from time to time by any new French regulations or by any governmental decision.

3.3	Date of Exercise.

Twenty-five percent (25%) of Options granted under this Addendum shall be exercisable after the expiration of a two year period as from the date of grant and an additional twenty-five percent (25%) of Options shall be exercisable thereafter on the anniversary of the date of grant, up to one hundred percent (100%).

3.4	Payment of the Option Price.

The payment of the Option price is allowed either in cash or by compensation of certain, due and payable debts that the Employees hold against the Company.

ARTICLE IV. SALE OF SHARES RESULTING FROM THE EXERCISE OF OPTIONS

4.1	Principles.

Under both French Tax and Social Security Codes, the favorable social security and tax regime applicable to the “acquisition gain” is linked to the sale of the Shares resulting from the exercise of the Options in a period not less than four years as from the grant of the Options (Section 163 bis C).

An additional holding period of two years between the exercise and the sale of the Shares must be respected in addition to the initial period of four years in order for the Beneficiaries to benefit from a more favorable tax regime.

Under the new “Code de Commerce,” the sale of the Shares resulting from the exercise of the Options shall not be forbidden beyond a period of three years starting from the exercise of the Options (section L 225-177).

4.2	Application.

By virtue of the principles mentioned in Section 4.1 above, and except in the events provided under section 91 ter of Annex II of the French Tax Code, when all the conditions provided by this section are fulfilled, the shares shall not be sold, or otherwise disposed of, before a period of two (2) years for shares resulting from Options exercised after the expiration of a two-year period as from the date of grant of the Options.

Notwithstanding the above-mentioned provisions the shares may be sold, or otherwise disposed of, after the expiration of a four-year period as from the date of grant of the Options.

Failing to respect the above-mentioned non transferability period would entail the invalidity of the sale of the shares for the faulty Employee provided such provision complies with U. S. laws and is otherwise enforceable.

According to Section 91 ter of Annex II of the French Tax Code, the initial four (4) year period between grant of Options and sale of Shares is not required in strict limited cases for benefiting from the favorable tax regime:

•	in case of the optionee’s disability or death,

•

in case of the optionee’s retirement at the request of the Company provided the optionee exercised the options at least three (3) months before the termination of the optionee’s work contract, and still holds the share at the date of the event.

•	in case of dismissal, provided the optionee exercised the optionee’s options at least three (3) months before the optionee is notified of the optionee’s dismissal.

In these cases, the sale of the Shares may occur in connection with the event, which means, in particular in case of dismissal and retirement, not before the termination of the contract.

Should any modifications of the French legal and/or tax regime arise that would concern the conditions to qualify for the preferential tax and social security treatment, the Committee would be entitled to modify accordingly and for this sole purpose the dates of exercise of the Options as well as the vesting period applicable to future grants of Options and the holding conditions of the Shares.

ANNUAL MEETING OF THE MANITOWOC COMPANY, INC.

Date:	Tuesday, May 7, 2013
Time:	9:00 A.M. (CDT)
Place:	Holiday Inn, 4601 Calumet Avenue, Manitowoc, Wisconsin

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 through 5.

1:	Election of Directors	For		Withhold	Directors Recommend ê

	01 Joan K. Chow	☐		☐	For

	02 Kenneth W. Krueger	☐		☐	For

	03 Robert C. Stift	☐		☐	For

		For	Against	Abstain

2:	The approval of the Company’s 2013 Omnibus Incentive Plan.	☐	☐	☐	For

3:	The approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.	☐	☐	☐	For

4:	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	For

5:	An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	For

6:	Such other business as may properly come before the Annual Meeting.

Comments: Please print your comments below.

To attend the meeting and vote your shares in person, please mark this box.	☐
Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

é  Please separate carefully at the perforation and return just this portion in the envelope provided.  é

Annual Meeting of The Manitowoc Company, Inc.

to be held on Tuesday, May 7, 2013

for Holders as of February 28, 2013

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

Go To
www.proxypush.com/mtw		866-390-5369
• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Glen E. Tellock and Maurice D. Jones, and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 THROUGH 5, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 6.

All votes must be received by 5:00 P.M., Eastern Time, May 6, 2013.

All votes for 401(k) participants must be received by 5:00 P.M., Eastern Time, May 2, 2013.

PROXY TABULATOR FOR THE MANITOWOC COMPANY, INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — The Manitowoc Company, Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on May 7, 2013.

The undersigned appoints Glen E. Tellock and Maurice D. Jones or either of them as proxies for the undersigned, with full power of substitution to vote the shares of stock of The Manitowoc Company, Inc. (“the Company”), of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Manitowoc located at 4601 Calumet Ave., Manitowoc, Wisconsin on Tuesday, May 7, 2013 at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The approval of the Company’s 2013 Omnibus Incentive Plan.

3.	The approval of an amendment to the Company’s Articles of Incorporation to allow majority voting for the election of directors.

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

5.	An advisory vote to approve the compensation of the Company’s named executive officers.

6.	Such other business as may properly come before the Annual Meeting.

If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or The Manitowoc Company, Inc. 401(k) Retirement Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the three directors named in the enclosed proxy materials, each of whom will serve a three-year term expiring at the Annual Meeting of Shareholders in 2016;

•	FOR approval of the Company’s 2013 Omnibus Incentive Plan;

•	FOR approval of an amendment to Company’s Articles of Incorporation to allow majority voting for the election of directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of directors in item 1, “FOR” the proposals in items 2 through 5, and authority will be deemed granted under item 6.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

é Please separate carefully at the perforation and return just this portion in the envelope provided. é